                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                (Amendment No. 2)
                            OPTIMA GLOBAL CORPORATION
                 (Name of small business issuer in its charter)

          DE                              3944                   52-2243048
(State or jurisdiction of       (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                               OPTIMA GLOBAL CORP.
                           205 Worth Avenue Suite 201

                              Palm Beach, FL 33480
                                  (954)418-4912

       (Name address and telephone number of principal executive offices)

                        Corporate Creations Network, Inc.
                               2530 Channing Drive
                              Wilmington, DE 19810
                                New Castle County
                                  (800)672-9110
            (Name address and telephone number of agent for service)

                               OPTIMA GLOBAL CORP.
                              55 King St. Suite 400
                            St.Catharines, ON L2R 3H5
                                     CANADA
                                  (905)641-1900

                                    COPY TO:

                             Andreas M. Kelly, P.A.
                          Attn: Andreas M. Kelly, Esq.
                        2000 S. Dixie Highway Suite 100-I
                                 Miami, FL 33133
                                  (305)854-4255
                               (305)854-7663 (fax)

     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
  1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to RULE 462(B) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to RULE 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If this Form is a post-effective amendment filed pursuant to RULE 462(D) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________________________________

If delivery of the prospectus is expected to be made pursuant to RULE 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

       Title of each
    class of securities            Dollar             Amount of
      to be registered           amount to         registration fee
      3,376,000 Shares       be registered (1)
  Common Stock, par value
           $.001                   $3,376               $.84

(1)  Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of fluctuating market prices, and on the basis of the par value solely for the purpose of calculating the registration fee.

Subject to completion, dated November 5, 2001. Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Part  I  -  Prospectus Information

15.    Disclosure of Commission Position on Indemnification

24.    Changes and Disagreements With Accountants on Accounting

                OPTIMA GLOBAL CORP. (a development stage company)

                          3,376,000 SHARES COMMON STOCK

The selling shareholders are registering 3,376,000 shares of common stock.
OPTIMA GLOBAL CORP. will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market.

The selling security holders may offer their shares at any price. We will pay all expenses of registering the securities.

Investors in the common stock should have the ability to lose their entire investment since an investment in the common stock is speculative and subject to many risks, including the question whether we can continue as a going concern, our need to raise capital, and our history of losses and accumulated deficit.
See "Risk Factors," page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November __, 2001.

SUMMARY
     Optima Global Corporation ("Optima") is a technology, design and development company. Optima is the exclusive worldwide licencee of an electro-mechanical switching device which is patented in the United States,
Canada, Mexico, Europe [that is, United Kingdom, Austria, France, Germany,
Italy, Spain], China, Japan, Australia, and New Zealand, and referred to as the
Stewart Patent. The patented switching device allows the impact of an external force applied against a surface to be recorded electrically. The invention is very versatile and can be adapted to record different types of impacts or strikes caused by an external force. The first industry in which the patented technology will be exploited is in the coin operated game industry. The first application of the Stewart Patent in the coin operated game industry relates to electronic scoring dart boards. The switching device is a new method of detecting the impact of a steel tip dart on a mechanical dart board mounted on a printed circuit board whereby the impact is registered as a score on an electronic display board. An electronic scoring dart board is a dart board or dart target commonly used in the game of darts that has been modified and adapted mechanically and electronically to register the impact or score of a dart striking the board's surface.

     The first application of the Stewart Patent in the coin operated game industry relates to electronic scoring dart boards. An electronic scoring dart board is a dart board or dart target commonly used in the game of darts that has been modified and adapted mechanically and electronically to register the impact or score of a dart striking the board's surface. We have designed and developed a commercially viable steel tip electronic scoring dart that uses both traditional steel tip darts, or grade metal tip darts used by traditional dart players, and plastic tip darts, also called soft tip darts, which are the type used by dart players on dart boards with a plastic target face, on the same patented target. In our first year of production, we will introduce a full-size commercial model dart machine. In the second fiscal year, we will introduce a wall-mounted consumer or home model dart machine.

                                  THE OFFERING

     On behalf of several owners of certain of Optima's securities, (the
"Selling Stockholders"), we are registering 3,376,000 shares of its common stock. See "Principal and Selling Stockholders" on page 7.

                          OFFERING PRICE OF THE SHARES
The Selling Stockholders may sell all or part of the shares of Common Stock registered hereby from time to time in amounts and on terms to be determined at the time of sale. See "Plan of Distribution" on page 8.

                                  RISK FACTORS

Investors in the Common Stock should have the ability to lose their entire investment since an investment in the Common Stock is speculative and involves a high degree of risk, including questioning our ability to continue as a going concern, our need to raise capital, and our history of losses and accumulated deficit. See "Risk Factors" on page 4.

                                 TRADING SYMBOL
The trading symbol for Optima Global Corporation will be determined when this registration statement has become effective.

RISK FACTORS

You should read and understand the following risk factors carefully before purchasing our common stock. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. This prospectus contains certain forward-looking statements based on current expectations which involve risks and uncertainties. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this prospectus. See "special note regarding forward-looking statements ", page 7.

Optima's ability to continue as a going concern is in doubt because we lack the resources to finance further development. There is substantial uncertainty about our ability to continue as a going concern. The report of our independent accountants with respect to our financial statements contains an explanatory paragraph regarding this uncertainty and expressed substantial doubt about such ability resulting from our recurring losses, and cash flow and working capital problems. The lack of sales or a significant financial commitment raises substantial doubt about our ability to continue as a going concern, to operate our business on a full-scale basis. There can be no assurance that we will ever receive the funds necessary for us to continue as a going concern or to operate our business, or to satisfy the possible claims of our creditors.

We need additional financing, without which we may not be able to continue developing our product and take the product to market. At August 31, 2001 we had cash and cash equivalents of $106,767 and we are dependent upon the receipt of additional financing in order to continue as a viable entity. We will not be able to continue operations without additional financing. The receipt of any additional net proceeds will be applied to our working capital needs and outstanding obligations. We cannot assure you that such additional financing will be available when needed on acceptable terms, if at all.

Our history of losses and accumulated deficit will continue unless and until we produce a marketable product and commence production and placement of our products. We had comprehensive losses of $1,566,595 since inception to August
31, 2001. We had a retained deficit of $1,550,412at August 31, 2001. Our losses have continued since August 31, 2001. We cannot assure you that the losses will shrink or cease, that we will ever operate profitably, or continue as a going concern. We may experience fluctuations in future operating results as a result of a number of factors, including delays in product enhancements and new product introductions. We cannot assure you that we will be able to develop commercially successful products or that we will recognize significant revenues from such products.

Our Common stock may trade on the Over The Counter (OTC) Bulletin Board and will be subject to penny stock rules which may limit broker-dealers' ability in effecting trades of our stock. Our stock may be traded on the OTC Bulletin
Board. No market may develop after the offering and investors may be unable to sell their securities. The price of the common stock could make it difficult for stock holders to sell their shares. These additional burdens may discourage broker-dealers from effecting transactions in the common stock. Thus, if our common stock were to fall within the definition of a penny stock, Optima's liquidity could be reduced, and there could be an adverse effect on it's trading market.

We have no established customers to date, and failure to establish a customer base will result in the failure to sell our products. We have no customers to whom we have obligations to sell products. Although we have ascertained significant interest in our products and services, at this time we have not established any customers who have assured that they will purchase any of our products or services. Unless we can establish a customer base, we cannot continue as a going concern. We cannot guarantee that we will be able to attract or retain any customers.

We may need strategic alliances in order to compete in the marketplace, and unless we establish sufficient alliances, we may not be able to compete with other established competitors. There may be certain potential advantages to entering into one or more strategic alliances with major interactive network or product providers. Although we have entered into one such alliance with a product provider, we have not entered into any such alliances with any other providers or with network distributors. Certain of our competitors and potential strategic allies may have entered into or may enter into agreements which may preclude such potential allies from entering into alliances with us. We cannot assure you that we will be successful in entering into any such strategic alliances on acceptable terms or, if any such strategic alliance is entered into, that they will realize the anticipated benefits from such strategic alliance. See "Business--Strategic Alliances" on page 18.

We are dependent on strategic partners, without whose continuing satisfactory production and services we cannot continue to develop and will not be able to go to market with our products according to schedule. We are currently engaged in strategic alliance with Realtec Corporation of Taiwan ("Realtec"). Realtec manufactures specialized electronic chips, known as ASIC chips, as well as printed circuit boards. We depend upon continuing a healthy relationship with this partner, and may develop new strategic partners in the future. Failure to maintain a working relationship with this and new partners in the future, or the failure of this and new partners to provide satisfactory service, could cause us to have extended delays in manufacturing and production, and could result in our failure to continue as a going concern.

We have limited marketing and sales experience, without which we cannot sell our products. We have limited resources and limited experience in marketing and selling our products. We cannot assure you that we will be able to establish and maintain adequate marketing and sales opportunities or make arrangements with others to perform such activities. Achieving market penetration will require significant efforts to create awareness of and demand for our products.
Accordingly, our ability to build and expand our customer base will depend upon our marketing efforts, including our ability to establish an effective internal sales organization or strategic marketing arrangements with others. The success of our business and any profit we can make is dependent on the ability to successfully develop marketing and sales opportunities. Further, we cannot assure you that successful development of marketing and sales opportunities will lead to sales of our current or proposed products. Without sales of our products, we can realize no profit, and cannot continue as a going concern.

We are dependent on suppliers and outside processing, without whom we cannot produce any marketable products. The electronic parts which we use in our products are currently produced at Realtec in Taiwan and China, a facility which we do not directly control. We are therefore dependent upon their ability to maintain satisfactory levels of service. The failure of Realtec to continue providing satisfactory service and materials would require the rewriting of our software, which could take from 8 to 12 months, during which time we could not produce any products, and therefore suffer material and financial losses. We cannot assure you that Realtec will continue to provide satisfactory service and materials.

We are uncertain that we will receive market acceptance, without which potential customers may not want to buy our products. To date, we have not gained market acceptance for our products. We are engaged in the design and development of electronic dart boards which use steel tip and plastic "soft" tip darts. As with any new technology, there is a substantial risk that the marketplace may not accept the technology utilized in our products. Market acceptance of our products will depend, in large part, upon our ability to demonstrate the performance advantages and cost-effectiveness of our products over competing products and the general acceptance of electronic dart boards that use traditional steel tip and plastic "soft" tip darts. We cannot assure you that the market will accept our products; failure of market acceptance could mean that we do not achieve the sales necessary to pay the costs of production and marketing, and cause the failure to continue as a going concern and/or diminish the value of our stock.

Product obsolescence and technological change could render our product useless in the marketplace. The industries in which we operate are characterized by unpredictable and rapid technological changes and evolving industry standards.
We will be substantially dependent on our ability to identify emerging markets and develop products that satisfy such markets. We cannot assure you that we will be able to accurately identify emerging markets or that any products we have or will develop will not be rendered obsolete as a result of technological developments. We believe that competition in our business may intensify as technological advances in the field are made and become more widely known. Many companies with substantially greater resources than ours are engaged in the development of products similar to those we sell. Commercial availability of such products could render our products obsolete, and the failure of our products to be accepted in the marketplace, return of products, loss of sales, and therefore our ability to continue as a going concern.. From time to time, we may announce new applications of the Stewart patent, other products or technologies that have the potential to replace our existing products offerings.
We cannot assure you that the announcement or expectation of new product offerings by us or others will not cause customers to defer purchases of our existing products, which could materially adversely affect Optima.

Our products contain technology that may contain errors and omissions, or software and hardware bugs which could cause faulty products. Certain of our products depend on internally developed software and hardware, and we are dependent on purchased software from third parties and purchased hardware components. There is a substantial risk that these components will have or could develop certain errors, omissions or bugs that may render our products unfit for the purposes for which they were intended. While there are no such known errors, omissions or bugs, we cannot assure you that such errors, omissions or bugs do not currently exist or will not develop in our current or future products. Any such error, omission or bug found in our products could lead to delays in shipments, recalls of previously shipped products, damage to our reputation, and other related problems could cause the failure to meet production requirements, which could lead to the cancellation of orders, return of previously purchased products, and reluctance to submit new orders. This could cause a loss of sales and profit.

Special note regarding forward-looking statements.

Some of the statements we have made in this prospectus under the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and
Analysis of Financial Condition and Results of Operations," and "Business"
constitute "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995. The words "believe," "anticipate,"
"expect," "intend," "estimate," "plan," "may," "will," "should" and other similar expressions that are predictions of, or indicate, future events and future trends identify forward-looking statements. These forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in the section of the prospectus entitled
"Risk Factors" as well as the following: development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and
Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control. We will not undertake and specifically decline any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.

USE OF PROCEEDS
We will not receive any of the proceeds from the sale of the shares of Common
Stock offered by the Selling Stockholders described herein.

DETERMINATION OF OFFERING PRICE
We will not make this determination. The holders of the securities will be able to determine the price at which they sell their securities.

DILUTION
Since we are not offering or registering shares at a specific price, we are unable to calculate dilution.

SELLING SECURITY HOLDERS

The securities are being registered by the selling security holders named below.
None of the selling shareholders are broker-dealers, or related to a broker-dealer, as that term is defined in the Securities Act. The table assumes that all of the securities will be sold after this registration statement has been declared effective, however, any or all of the securities listed below may be retained by any of the selling security holders. 3,376,000shares of common stock will be held by the selling security holders upon the effective date of this registration statement. We believe that the selling security holders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities.

         Name                 Relationship    Amount            Amount         Percentage
                              With Issuer     Beneficially      Beneficially   Owned After
                                              Owned Prior to    Owned After    Offering is
                                              Offering          Offering       Complete

1.       Pace Engineering        none         2,068,453         0                0
         International Ltd.
2.       Biggar, Leslie          none            75,000         0                0
3.       Fielding, Ian &         none            20,000         0                0
         Elspeth (jt)
4.       Gogek, Daniel           none             7,000         0                0
5.       Jani, Kishor            none            15,000         0                0
6.       Andreas Kelly           none            20,000         0                0
7.       Kit, John               none            20,000         0                0
8.       Lewis, J. Cameron       none            30,000         0                0
9.       McCullough, John        none            40,000         0                0
10.      Morningstar, Robert B.  none            35,000         0                0
         & Katherine C.
11.      Plyley, John &          none            20,000         0                0
         Gwyneth (jt)
12.      Qualicorp Holding Inc.  none           458,000         0                0
13.      Rothery, Edwin &        none            20,000         0                0
         Lea (jt)
14.      Shepard, Michael &      none            20,000         0                0
         Phyllis (jt)
15.      Shepard, Ronald &       none            20,000         0                0
         Joann
16.      George M.               none            20,000         0                0
         Valentini
17.      Volpatti, Fausto        none           225,000         0                0

Total                                         3,376,000         0                0

The principal of Pace Engineering International Ltd. is David Cottrill. The
principal of Qualicorp Holding Ltd. is Brian Gogek.

PLAN OF DISTRIBUTION

     The securities offered by this prospectus may be sold by the selling security holders or by those to whom such shares are transferred. We are not aware of any underwriting arrangements that have been entered into by the selling security holders. The distribution of the securities by the selling security holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions, privately negotiated transactions or through sales to one or more dealers acting as
Principals in the resale of these securities.

     Any of the selling security holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of
1933, if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. For instance, an illegal distribution may occur if any of the selling security holders were to provide us with cash proceeds from their sales of the securities. If any of the selling shareholders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

     In addition, the selling security holders and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters"
within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     The selling security holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling security holders, the pledge in such loan transaction would have the same rights of sale as the selling security holders under this prospectus. The selling security holders also may enter into exchange traded listed option transactions which require the delivery of the
Securities listed under this prospectus. The selling security holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling security holders under this prospectus. Optima will file a post effective amendment to identify transferees that receive securities from selling security holders.

     In addition to the above, each of the selling security holders and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling security holders or any such other person.

     There can be no assurances that the selling security holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange
Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

     All of the foregoing may affect the marketability of the securities.
Pursuant to the various agreements we have with the selling security holders, we will pay all the fees and expenses incident to the registration of the securities, other than the selling security holders' pro rata share of underwriting discounts and commissions, if any, which is to be paid by the selling security holders.

     Should any substantial change occur regarding the status or other matters concerning the selling security holders, we will file a post effective amendment for any additional or changed material information on the plan of distribution.

LEGAL PROCEEDINGS
     We are not aware of any pending or threatened legal proceedings, in which we are involved.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

MANAGEMENT
   President and C.E.O.                    Mr. Mark F. Stewart, B.A., B.Ed, LL.B
   Secretary/Treasurer                     Mr. Robert F. Morningstar, B.A., LL.B.
   Vice-President of Sales and Marketing   Mr. Robert Shiels
   Vice-President of Operations            Mr. Angelo Bonetta
   Vice-President of Software & Hardware   Mr. Yi-Rong Chen
   Development

Mark F. Stewart, B.A., B.Ed., L.L.B, President and CEO
Birth date - July 15, 1955
2000 - President/Director - Optima Global Corporation
1988-2000 - President/Director of Real Darts International Inc.
                - design and development  company
1984-present - Lawyer (Partner), Douglas, Stewart & Morningstar
                - corporate commercial law
Responsibilities:  Oversees all business, design and legal matters and carries out responsibilities of the office of President.
     Mr. Stewart is the inventor of the electrical mechanical switching device referred to in the Stewart Patent and is a partner in the law firm of Douglas,
Stewart & Morningstar in St. Catharines, Ontario, Canada. Mr. Stewart
specializes in corporate commercial law. He is a founding member of the electronic darts project which he has spearheaded since 1988. Mr. Stewart has been actively involved in all aspects of the project's design and development and has directed all of the contract negotiations, the business and legal affairs of Optima and its subsidiary International Dart Corporation. Mr. Stewart and his firm Douglas, Stewart & Morningstar are the general legal counsel for
Optima.

                                       10

Robert F. Morningstar, B.A., L.L.B., Secretary
Birth date - November 24, 1949
2000 - Secretary/Director - Optima Global Corporation
1990-2000 - Secretary/Treasurer/Director - Real Darts International Inc.
                - design and development company
1976-present - Lawyer (Partner), Douglas, Stewart & Morningstar
                - general practice
Responsibilities:  Oversees all financial matters and carries out responsibilities  of  the  office  of Secretary/Treasurer
     Mr. Morningstar has been actively involved in the business and financial administration of the electronics dart's project since 1990. He is currently a partner in the law firm of Douglas, Stewart & Morningstar and practices general commercial law. In his capacity as Secretary and Treasurer of Optima, he has been responsible for all applications for Canadian government support in "IRAP"
grants and R & D tax grants. In addition to being actively involved in the ongoing management of Optima, he has offered valuable assistance in the project's legal affairs, funding and on many aspects of the design and development of Optima's dart product.

Robert Shiels, C.L.U., Vice-President of Sales and Marketing
Birth date - June 11, 1929
2000 - Vice-President/Director - Optima Global Corporation
1989-2000 - Vice-President/Director - Real Darts International Inc.,
                - design and development company
Chartered Life Underwriter (42 years) - London Life Insurance Company
Responsibilities:  Oversees  fundraising from private sector sources and carries out the responsibilities of the office of Vice-President
Mr. Shiels brings to Optima over 40 years of outstanding success in sales and marketing developed in the life insurance business. He has offered his expertise and common sense approach to business to the project since its early design and development stages in 1989. Mr. Shiels is actively involved in the management of
Optima with special emphasis on marketing and sales planning. As well, he has been instrumental in the raising of private capital necessary to fund and meet the project's goals to date. Mr. Shiels' success in his field has earned him recognition at the international and national level, an achievement attained by very few in his industry worldwide. He is also a published author on personal and financial planning entitled "You Don't Have to Die to Win".

Angelo Bonetta, Vice-President of Operations
Birth date - January 16, 1937
2000 - Vice-President/Director -Optima Global Corporation
1999-2000 - Vice-President/Director - Real Darts International Inc.
                - design and development company;
1965-present - Florentine Enterprises Limited - Import and export of footwear;
Responsibilities:  Oversees  design and  development  of products  and carries out the  responsibilities  of the office of Vice-President.
Mr. Bonetta cumulates over 40 years of technical experience in production and design. His invaluable experience was gained as a technical director in the
Societa Anonima Macchine Agricole (S.A.M.A.), a manufacturer and distributor of agricultural equipment in Brescia, Italy, and then, as production director, at
Reguitti Manufacturing in Brescia, Italy. Following his immigration to Canada, he was in charge of cost analysis, production and prototype concepts at Eastern
Die Casting Inc., at Montreal, Quebec. Mr. Bonetta has been actively involved in the research and development of the darts' project since 1989 and has assisted on many aspects of the development and design of Optima's patented electrical mechanical switching device. Since 1969 Mr. Bonetta has also established a successful import and distribution business in Canada.

                                       11

Dragon Yi-Rong Chen, Vice-President of Software and Hardware Development
Birth date - November l2, 1951 in Taichung, Taiwan, R.O.C
Graduated from Taipei University of Technology with a degree in Electrical
Engineering
Mr. Chen was assistant manager of the R&D Department at San San Electronic
Company Limited from 1975 to 1976, and from 1976 to 1980 was an engineer in the
Application Department in the I.C. Factory Computer Center at Electronic
Research and Service Organization. From 1980 to 1984 he worked at Aurora
Corporation as a computer hardware department manager, and from 1984 to 1986 manager of Microdada Mini Computer Dept. at Top Business Machine Co. Ltd.. In
1987, Mr. Chen was General Manager at Brasil International Taiwan Corp. until
1988, and since 1989 has been General Manager at Realtec Corp.
     Mr. Chen has developed special training in engineering and computer design, including the following coursework: IC Design and Logic Design and Computer
Science Training at E.R.S.O.; OS Training at LSI Computer System Limited, Tokyo,
Japan. CPM; Optical Character Reader Training at Hitachi, Osaka, Japan.;
Computer Hardware Training at Sharp, Nara, Japan.; 16Bit Personal Computer
Training at IBM, Singapore; Operating System at Microdata UK.
     At Optima, Mr. Chen is responsible for overseeing electronic design and software programming of the Company's products supplied by Realtec Taiwan.
     Mr. Chen is the principal owner of Realtec Corp., which designs and manufactures top quality electronic components in its factories in Taiwan and
China. Following his graduation from Taipei University as an electrical engineer, Mr. Chen has over the past 25 years, through continued education and training in such areas as Integrated Circuit ("IC") and Logic Design, which refers to certain logical steps or sequences followed in a system of software programs which simplifies and links the works of computer and user, Computer
Hardware Design and Software Programming, as well as through management and
"hands-on" ownership in the electronics industry, gained invaluable expertise.
Mr. Chen designed and patented worldwide the EZCom Platform, a digital 16 bit mini computer system upon which Optima's hardware design is based.

     Family Relationships. There are no family relationships among our officers, directors, or persons nominated for such positions.

     Legal Proceedings. No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth the ownership, as of January 1, 2001, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership Of Certain Beneficial Owners.

Title of Class    Name and Address          # of Shares      Nature of Ownership        Current %

Common            Carpe Diem Corporation     3,111,597           Direct                    17.33%

Common            Seven Enterprise Ltd.      2,138,894           Direct                    11.92%

Common            Pace Engineering           2,068,453           Direct                    11.52%
                  International Ltd.

                                       12

Carpe Diem Corporation is an affiliate corporation, which is controlled by Mark
Stewart, a principal of Optima. Seven Enterprises Ltd. is an affiliate corporation, which is controlled by Angelo Bonetta, a principal of Optima. Pace
Engineering International Ltd. is an unaffiliated corporation which is controlled by David Cottrill.

Security Ownership Of Management.

Title of Class    Name and Address          # of Shares      Nature of Ownership        Current %

Common            Mark Stewart               3,111,597        Indirect through             17.33%
                                                              Carpe Diem Corporation

Common            Mark Stewart                 903,334        Direct, as trustee            5.03%

Common            Robert F. Morningstar(1)   1,744,144        Direct                        9.72%

Common            Angelo Bonetta             2,138,894        Indirect through             11.92%
                                                              Seven Enterprise Ltd.

Common            Robert & Anne Shiels       1,696,894        Direct as joint tenants       9.45%

Total                                        9,594,863                                     53.45%

(1) Other members of Robert F. Morningstar's family are security holder of common stock in Optima Global Corporation, however, they are independent adults who do not reside with Mr. Morningstar. Therefore, the ownership held by those individuals is not beneficially owned by Robert F. Morningstar.

Changes In Control. There are currently no arrangements which would result in a change in our control.

DESCRIPTION OF SECURITIES
     The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue 50,000,000 shares of common stock with a par value of $.001 per share. As of October 26, 2001, there were 17,950,000 shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable. 9,147,912 shares of Optima's Common Stock
(the "Common Stock") were issued when Optima was originally formed in 1996; and
8,802,088 shares that were issued in the Share Exchange Agreement between Optima
Global Corp. and International Dart Corporation on November 30, 2000.

                                       13

     Voting Rights. Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

     Dividend Policy. All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

Miscellaneous Rights And Provisions.
     Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

Shares  Eligible  For  Future  Sale.
     The 3,376,000 shares of common stock registered by this statement will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.
     In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Nonaffiliates who have held their restricted shares for one year may be entitled to sell their shares under
Rule 144 without regard to any of the above Limitations, provided they have not been affiliates for the three months preceding such sale.

     Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

                                       14

     As a result of the provisions of Rule 144, 3,376,000 of the Securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

INTEREST OF EXPERTS AND COUNSEL
     Our Financial Statements for the period from inception of our predecessor to , August 31, 2001 have been included in this prospectus in reliance upon
Rotenberg & Company, LLP, independent Certified Public Accountants, as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities
Act of 1933 and will be governed by the final adjudication of such issues.

ORGANIZATION OF COMPANY IN LAST FIVE YEARS

     We were incorporated in Ontario Canada on May 28, 1990 as RealDarts
International, Inc., and subsequently changed our name to International Dart
Corporation ("IDC"). On November 30, 2000 we merged with Optima Global
Corporation, an inactive Delaware corporation, via a Share Exchange Agreement which left Optima Global Corporation as the parent of International Dart
Corporation. The purpose of this merger was to effect a change in the domicile of our operations to Delaware, in order to enter the U.S. marketplace, develop locations in the U.S., develop strategic alliances in the U.S., and register as a U.S. entity. The principal of Optima Global Corporation, a Delaware
Corporation was J. Paul Hines, and the principals of International Dart
Corporation were Mark Stewart, Robert Morningstar, Angelo Bonetta, and Robert
Shiels, and the terms of the merger were set under arms' length bargaining. The terms of the merger were that Optima Global Corporation would become the parent of IDC, and all issued stock of IDC was exchanged for Optima Global shares.
Optima Global Corporation was originally formed with 50,000,000 authorized common shares, at a par value of $.001, and issued 17,950,000 shares. In the share exchange of the Ontario corporation into the Delaware corporation we issued 8,802,088 common shares that were exchanged for 1,072,161 shares of the
Ontario corporation on an eight for one basis. Following this transaction Optima
Global Corporation emerged as the parent corporation, owning all issued shares of International Dart Corporation. We also formed a separate corporate charter as Optima 2000, Inc., in Florida on March 29, 1996, which established our principal executive offices in Palm Beach, Florida. The corporation was an inactive entity since its inception, and produced no assets or liabilities. The
Florida entity changed its name on May 19, 2000 to Agrolio Corporation, then back to Optima 2000, Inc. on February 1, 2001 and to Optima Global Corporation
on February 2, 2001. We incorporated in Delaware as RealDarts International,
Inc. on May 31, 2000 because of Delaware's reputation as a convenient forum for corporate entities, and subsequently changed the name to Optima 2000, Inc., then changed it to Optima International Inc., and finally to Optima Global
Corporation. Copies of the Certificate of Incorporation and Certificates of
Amendment are attached as exhibits to this registration statement. The Florida
Corporation merged into Optima Global Corporation (Delaware) on February 5,
2001, in order to maintain a single corporate charter in Delaware for our operations.

                                       15

     On January 1, 2000 we entered a Settlement Agreement with Realtec, which provides the technology and manufacturing of the software and electronics for our products. Under the agreement, Realtec will provide all software and hardware for installation in the product made ready for production and marketing. The hardware and software include a printer port, floppy disk, card reader, internet access and 4 sets of fully functional hardware and software to be installed in a prototype cabinet. Further, Realtec will supply all electronic and electrical components at a price not to exceed $220 per unit. The operating system known as "EZCOM" is to be used exclusively by the corporation in respect to all dart applications. Optima will retain ownership of all tooling including silicon membrane tooling, patent development costs, research and development know-how and technology including improvements and enhancements.

     Our registered office is located at Suite 201, 205 Worth Avenue, Palm
Beach, Florida, 33480 and our contact at that address is J. Paul Hines. Our principal executive offices are currently located at 55 King Street, Suite 400,
St. Catharines, Ontario L2R 3H5 Canada. Our telephone number is (905)641-1900.
We are only authorized to issue common stock. Our total authorized common stock consists of 50,000,000 shares, of which 17,950,000 shares are issued and outstanding.

OUR BUSINESS

     Optima Global Corporation ("Optima") is a technology, design and development company. Optima is the exclusive worldwide licencee of a rugged electro-mechanical switching device patented throughout the world and referred to as the Stewart Patent (U.S. patent no. 5,487,007 issued January 23, 1996 and
Continuation in Part no. 5,613,685 issued March 25, 1997). The switching device is a new method of detecting the impact of a steel tip dart on a mechanical dart board mounted on a printed circuit board, whereby the impact is registered as a score on an electronic display board. The Stewart Patent has numerous potential applications throughout a variety of industries. The first industry in which the patented technology will be exploited is in the coin-operated game.

     The first application of the Stewart Patent in the coin operated game industry relates to electronic scoring dart boards. An electronic scoring dart board is a dart board or dart target commonly used in the game of darts that has been modified and adapted mechanically and electronically to register the impact or score of a dart striking the board's surface. International Dart Corporation
("IDC"), formerly Real Darts International Inc., a wholly owned subsidiary of
Optima, has designed and developed the first commercially viable steel tip electronic scoring dart board. Further, it is the first commercially viable electronic scoring dart board that uses both traditional steel tip, or grade metal tip darts as used by traditional dart players and plastic tip darts, also called soft tip darts, which are used on dart boards with plastic target face, on the same patented target. We are aware of no other company in the world that has been able to design and produce a commercially viable steel electronic scoring dart board, nor a dual darts board that plays with both traditional steel tip darts, as well as plastic tip darts.

     We have developed opinions of the market and how our products might be placed in the marketplace, based on several years of studying the market, and based on a study of U.S. manufacturers' sales in the plastic tip industry generated by Arachnid Inc., Valley Recreation Products Ltd. and Merit
Industries. According to the popular trade magazine Vending Times Census 2000, the market for electronic scoring dart games using plastic tip darts is mature.
The market for an electronic scoring steel tip dart machine has not been tapped, nor has the market been tapped for a machine that uses steel tip darts as well as plastic tip darts on the same target.

                                       16

     By overcoming the technological uncertainties and challenges inherent in designing a commercially viable electronic scoring dart game that will receive both steel tip and soft tip darts, Optima has proven to be well managed. The current management of Optima has been with the project since its inception.
Additional personnel will be added to the management team as necessary.

     Initially, Optima will manufacture the dart machine in Ontario, Canada.
Arrangements have been made to purchase components in the most cost effective manner possible through strategic alliances which have been formed with component manufacturers. Optima has planned future models which will further enhance its product line. Service facilities will be established to ensure customer satisfaction.

     In Optima's first year of production, expected to be 2002, Optima will introduce a full-size commercial model dart machine. In the second fiscal year,
Optima will introduce a wall-mounted consumer or home model dart machine.

     In 1994, Optima's wholly owned subsidiary, International Dart Corporation
(IDC) acquired the worldwide licence rights to the Stewart Patent. Through an agreement attached to this registration statement, called the High Flyte
Agreement, IDC is the exclusive licensee with rights to exploit the Stewart
Patent and any related trademarks worldwide. Under the terms of the agreement,
High Flyte Ltd., the owner of the Stewart Patent, granted the exclusive rights to manufacture, market, sell, advertise or otherwise distribute the application(s), of the product throughout the world, specifically the Optima
Dart Board, and an exclusive right to use the intellectual property related to the products, for a period of 10 years from the Sept. 1, 2000, expiring Sept. 1,
2010, renewable for two 5 year terms thereafter . In exchange, High Flyte Ltd.
is to receive royalties payable on a quarterly basis, of 4% of the Gross Sales of all commercial and non-commercial units, and 15% of gross sales of parts.
Since 1994, through private investment, IDC has designed and developed the world's first commercially viable steel tip electronic scoring dart machine that can also be played with soft or plastic tip darts on its Dual Darts target.

     At this time, we do not have any full-time employees, as we are not yet in production of our products, and are not operational. All of our employees are retained on a contractual basis.

Company Locations and Facilities

     Optima will lease a facility of approximately 15,000 square feet to meet its initial assembly requirements. Opportunities to expand Optima's assembly facilities will be canvassed in the first year of production. In view of the advantages of the low Canadian dollar, which has a current value of approximately $.65 U.S., and the North American Free Trade Agreement (NAFTA),
Optima will set up a manufacturing facility in the Niagara area of Ontario,
Canada, with easy access to U.S. and world markets.

     Our testing offices are at 50 William St. Unit 1, St. Catharines, ON,
Canada, on a month to month lease at $300. per month. We are currently negotiating to move into a facility where we can set up manufacturing and assembly at 485 Eastchester Ave. St. Catharines, ON, Canada. The terms of the lease have not been determined at the time of filing this registration statement.

                                       17

Products and Services

     Optima has designed and developed a viable steel tip electronic scoring dart machine that plays with both traditional steel tip and soft tip darts on its patented Dual Darts target. Beginning in 1998, we placed 10 prototype machines in bars and taverns in the Niagara Falls, Ontario, and St. Catharines,
ON, Canada area. We also conducted a tournament at Brock University in St.
Catharines, ON. Since then we have continued testing our prototypes and currently have 4 units which have met all of our expectations and are commercially viable, and which are the basis for our proceeding towards production.

     The production hardware architecture, or the design and features of physical equipment that have been constructed in the computing machine, includes:

                  16Bit and 8Bit multi-processors architecture
                  Parallel printer port
                  3.5 inch floppy disk drive
                  AT or infrared keyboard
                  Mouse port
                  Serial port available for MODEM
                  Joystick port
                  4Mbyte DRAM
                  AV out to TV
                  Human motion detection
                  Real time clock
                  Internet connection
                  Worldwide darts game CHAT server
                  MIDI channel output

     The hardware design of IDC's motherboard is based on the "Ezcom" Platform.
The Ezcom Platform is a digital 16 bit mini-computer system designed and patented worldwide by Mr. Yi-Rong Chen of Realtec Corporation (Taiwan), Optima's
Vice-President of Software & Hardware Development. It is designed on a multi-processor architecture and has 4MB of dram. Optima's system required several special functions not found in soft tip coin operated dart systems.

     Ease of play and option selection were primary goals in developing this system. Also important is the ability to accommodate the requirements of dart leagues: that is, being able to easily track and record team scores and statistics. Accordingly, a 3.5 inch floppy disk as well as a parallel printer port and serial ports for the downloading of league play information are incorporated into the design. The future inclusion of Internet play has also been allowed for in the system. Audio/Video outputs for connecting an external television set or monitor is also provided. Aside from the application of TV sets for use with scoring on the home model, TV sets can also be located around commercial establishments so that all bar patrons, especially on league nights, can easily follow the games. This could also increase game play by non league players. A real time clock with battery backup is also included in the system, as well as an infrared motion detector for player advance.

                                       18

     All of the following popular dart games are included in the Optima system:
301, 501, 701, 901, 1001, Cricket, Hi-score, and Shanghai. One to three players can also play against the computer in the "Optima Challenge," which is a game which allows 1-3 players to play against the machine at 4 different skill levels.: this option has four skill levels. At the "Novice" level, beginners can enjoy the game and develop their skills. At the "League" level, players with more skill can play and practice. Players can also challenge themselves and the machine at the higher skill levels of "Tournament" play. The "Champion" level is recommended for experts. A remote keyboard allows the Operator to pre-set or change any or all of 19 board options. Game statistics for each player are displayed after the completion of each game. These are "SPD" (score per dart),
"HAT"meaning hitting the center 50 segment on a dart board (referred to as the
"bull") with 3 consecutively thrown darts being one round"HPT" meaning average hits per turn in a dart game called "Cricket";, "LOW TON" meaning l00-149 points in one round of 3 consecutively thrown darts; AND "HIGH TON" meaning 150-180 points in one round of 3 consecutively thrown darts (these are statistics known to darters).

     The score display unit consists of numeric as well as alfa-numeric readouts. This makes it very easy to read letters as well as numbers. All of the readouts and leds are of a high intensity output for a brighter display. The coin acceptor is of a dual style type. An LCD readout is also provided for players to select any game and game options they wish. It has been designed as a one button system for ease of operation. The machine also has an alarm feature, where an alarm sounds and components flash if someone attempts to play without first inserting coins unless the machine is set on free play mode. With the latest in digital electronic components and as well as the latest in software design, this electronic scoring dart system is the most versatile and advanced on the market today. Realtec's research and development group will constantly be upgrading the software/hardware to allow for new innovations and new games.

Software Features:

         Special design features

Alarm sounds when play attempted without inserting coin
Design for "Happy hour" rates
Correction button for out-of-turn play

Off target hits score zero via piezo technology, which is a technology designed to sense vibration.
Motion detection to advance or pause game
Optima Challenge - play against the computer at four skill levels

     Board Options (set via infrared keyboard)

     Because of the advanced technology and sensitivity of the board, the system provides functions that regular traditional boards could not offer, and other electronic boards have not as yet developed to the level of our system. For example, the commercial unit which we will produce can display a variety of statistics, scores, game limits, credits, cost of play, and other numeric values as well as messages. It can store passwords, favorite settings and happy hour specials, and sounds alarms for high scores or other events. It can, for example enter a score of zero when the target is missed, and sound an alarm when a player shoots out of turn, which reduce the possibility of unfair play.

Competitive Comparison

                                       19

     We are aware of no commercially viable electronic scoring dart machine available in the world today that is capable of playing with traditional steel tip darts. The technology described in the Stewart Patent is a very rugged, durable yet simple switching device capable of receiving various projectiles including steel tip darts. The Optima system consists of individually replaceable target segments. The machine is easily maintained and serviced in the field, which is very important in the coin operated game industry.

     The electronic scoring plastic tip market is a significant element of the coin-operated game industry in many parts of the United States and Continental
Europe, and is indicative of the substantial untapped market that exists for a commercially viable electronic scoring steel tip dart machine. According to the
Vending Times Census of the Century Issue 2000, there are approximately 200,000 electronic scoring plastic tip dart machines in commercial establishments in the
United States. Optima estimates that there are a comparable amount of plastic tip dart machines in Continental Europe.

     According to a popular trade journal, the electronic scoring plastic tip dart market is mature in the United States and in Europe. Based on a prevalent assumption which management has formed after developing this product and discussing it with many dart players in the United States, Canada and Europe, in many areas of the United States, throughout all of Canada and many parts of
Europe, especially in Great Britain, as well as Australia and Asia, traditional steel tip dart players will not pay to play on an electronic scoring dart machine because they do not consider plastic darts to be as good as steel tip darts.

     The commercial model is a full featured, freestanding unit in an attractive cabinet with easy to read instructions and display. The target is the heart of the system and is the device that is patented. Traditional dart boards are made using sisal, a strong natural fiber also commonly used for making twine, cordage, which is obtained from the leaves of the agave sisilana plant widely cultivated in East Africa. Although the target resembles a traditional dart board, each sisal filled segment of the target is an easily replaceable and individual metal cup component which interacts with a printed circuit board behind it to sense which cup segment has been hit by the dart. The impact of the dart sends the value of the segment to the micro processor which appropriately displays the value and adjusts the total scores. Conventional dart boards are made of sisal. Optima's targets are also made with sisal and provide the player with the same characteristics as a traditional dart board. Of course, as previously noted, the target will also play with soft tip darts if a player prefers this kind of dart.

     The home or consumer model is in the design phase, and is expected to be introduced to the market in 2003. This model will use the same premium quality dart board target assembly and Ezcom electronics. It will be mounted in an attractive wall cabinet of approximately 28 inches by 28 inches. The main features will be similar to the commercial unit. However, scoring and other electronic features will be controlled by the consumer's personal computer and, as an option, can be displayed on his or her home television.

                                       20

     Routine maintenance and service of electrical parts would include such matters as the replacement of incandescent lamps or light emitting diodes, etc.
The maintenance and service of the product is the same as other products sold to the coin-operated industry and is carried out by local service technicians supplied by the distributor or operator that owns the product. The individual cups and other target components would be replaced depending upon the level of usage of the product. Non-electronic traditional target boards made of sisal that are being heavily played in darts bars and taverns and are replaced on average every 3-5 months. Our product has the advantage of allowing the service technician to re-arrange the individual segments for greater target cup life span and each segment is easily replaceable at nominal cost to be supplied to the distributor/operator for resale.

Sourcing

     Specialized electronic chips called ASIC chips, as well as printed circuit boards are being manufactured in Taiwan through an exclusive supply arrangement with Realtec Corporation of Taiwan ("Realtec"). All of the electronic components will then be shipped to a factory owned by Realtec in China for final assembly.
Realtec produces top quality electronic components for its own use and for those of third party companies, and maintains the same quality control standards in their operations in China as they do in Taiwan. According to Realtec Canada's electronics consultant, if Optima were to produce these electronics in North
America its costs would be approximately 60% higher.

     The finished electronics will be shipped from Asia to our plant in North
America for installation into the finished cabinets. The cabinet and final target assembly will be made in Canada. As a result of carrying out the final assembly at our plant in North America, further quality control will be assured.

Future Products

     Ongoing development is essential for continued growth and marketing Thus, in accordance with Optima's planned growth and its marketing objectives, future enhanced products will be introduced which will include various advanced technologies, the most important of which are:

1.   monitors for greater Optima's player interactivity planned for release in
     2002. These are already available for the machine;
2.   modems for intermachine and PC terminal communications planned for release in 2003 These are already available for the machine;
3.   Smart card technology allowing Optima's league players to communicate with the machine, planned for release in 2003;
4.   interactive Internet site for Optima including online competition, planned for release in 2003;
5.   other non-dart applications to be designed and developed by Optima Global
     Corporation based on the Stewart Patent technology.

Internet:    The Future of Electronic Darts

     Computer technologies and the instantaneous transmission of information now possible over the internet has rapidly transformed the global economy. A wide spread familiarity with the internet among the general public, as well as the application of the internet as a transmission network for the electronic darts industry has long term significance to Optima's objectives.

                                       21

     Incorporated in the Optima machine is the Ezcom platform, a digital 16 bit mini computer system which allows for future internet accessibility. A variety of industries have already begun to develop wireless data transmission. Optima believes that wireless technology in the near future will be widespread in the electronic gaming industry, and therefore is currently exploring the application of this technology to the Optima system.

     From the players' perspective, the Optima machine will allow them to challenge other players in "real time" at different locations. In keeping with our market philosophy of sustaining differentiation in the market, future model models will introduce online play. This will permit players to challenge one another from distant boards anywhere in the world, keep track of statistics and
Optima products, or socialize online, as long as they are connected via the internet, an option that is available in our system.

     These featureswill increase revenue to Operators, because they appeal to plastic dart players as well as traditional dart players, and thereby expand the number of people who will play on the Operators' machine(s). Of greater significance, however, to the Operator is the ability to make use via the internet of remote management capabilities, allowing servicing, auditing, data transmission and special programming from their offices. These software capabilities are cost saving and go directly to the Operators' bottom line.

     The state of the art computer technology incorporated in the Optima system will also make remote league management the norm in the electronic dart industry. League and player statistics can be easily transmitted. Optima's state of the art software and hardware permit the use of the internet as the transmission network for management programs. With Optima's data management capabilities, league management is made easier and less costly.

     Optima is committed to giving league managers the tools they require, meeting the desires of darters in the new millennium and addressing the fast changing needs of Operators, all of whom are so crucial to this industry. Optima is poised to take darts and the electronic scoring darts industry to new and exciting levels.

Electronic Scoring Darts Market Analysis

     Given the nature of Optima's electronic scoring steel tip dart machine and its Dual Darts system allowing for soft tip play, market analysis is, in part, based on the historical experience with electronic scoring soft tip sales. The electronic scoring soft tip dart market is the fourth largest segment in the multi-billion amusement equipment industry. According to the Vending Times
CENSUS OF THE INDUSTRY Issue, 2000, Operators' revenue in the United States generated by soft tip electronic scoring dart machines in 1999 was U.S. $666 million. However, electronic scoring soft tip dart participation has matured and leveled out in the last five years with approximately 200,000 boards now on location in the United States. While participation in the 1980s and mid 1990s grew from 9.4 million to 19.2 million players in the United States alone, the
U.S. market for electronic scoring dart machines using plastic darts is now fully mature. Marketing of soft tip dart machines in Continental Europe, principally in Germany, has been dramatic since 1995. Optima estimates that the market in Continental Europe is comparable to that of the United States.

                                       22

     The dart market is divided into two distinct groups: (1) traditional steel tip and (2) electronic scoring soft tip. Note that the soft or plastic tip market is strictly electronic and its growth since the mid 1980s has been very rapid. However, since there have been no commercially viable electronic scoring steel tip dart boards available to the market, the electronic scoring steel tip market is ripe to be developed. We think that our product will be even better received because it includes a dual darts system for playing both steel tip and soft tip darts on the same machine.

     Research conducted by Vending Times Census 2000 shows that the average dart player is 35 years old with a household income between U.S.$30,000 and
U.S.$50,000. Surveys revealed that more than one-half of these darters are smokers, 85% are drinkers, of which 75% prefer beer, and 62% eat out 1-3 times per week.

     The market for electronic scoring soft tip dart machine manufacturers was clearly profitable. The demand for the product was driven by tavern Owners seeking the above type of clientele to frequent their establishments and to stay for longer periods. There is no cost to the tavern Owners for the dart machine since an independent coin machine Operator will gladly install and maintain a dart machine on their premises at no cost. The studies conducted by Vending
Times Census 2000 show that in order to consistently attract players into an establishment on a regular basis and maintain an excellent revenue stream to the
Operator, dart leagues must be established. The Operators could do this independently or through associations. Optima will be a driving force in the creation and promotion of Optima dart leagues.

Industry Analysis

     The electronic dart industry began in the U.S. in 1981 with the introduction of an electronic scoring plastic tip dart machine. The underlying technology was not capable of patent protection and so accordingly many companies entered this new industry. The industry had a very weak and uncertain beginning as the technology was rife with problems from sticking segments to defective software. To overcome these technological problems, the industry adopted the "machine is always right" rule. Their persistence paid off and their success was in their ability to market this novel, plastic tip product known as
"soft tip darts". Through leagues they were able to create enthusiasm for the electronic scoring soft tip version of the game of darts. On a note of significance, plastic tip darts arose from the efforts of designers and engineers that initially set out to develop a steel tip game but were unable to do so given the technological hurdles, especially the destructive force of a steel tip dart, that could not be overcome with their technology. Therefore, by default and as a second best alternative, an entirely new market with technology limited to plastic or soft tip darts developed.

     There are a number of soft tip manufacturers in the industry today but their products are for the most part generic. Many of these manufacturers have given up attempts to market their products in many geographical areas, such as in Canada and Great Britain as a whole as well as in many parts of the United
States, parts of Europe and elsewhere in the World because their products do not meet the consumer's need as the soft tip industry reaches maturity. The establishment of a new market for electronic scoring steel tip darts and the rejuvenation of the stagnant soft tip dart industry will come on the heels of
Optima's Dual Darts system that plays both steel and soft tip darts. The soft tip versus steel tip rivalry will at last be given a common playing field on
Optima's Dual Darts target face.

                                       23

     Optima estimates, based on our own analysis of the U.S. plastic tip manufacturers' sales and the recent withdrawal of two North American manufacturers, that within the next 12 - 24 months, there may well be only one manufacturer of electronic scoring soft tip darts in North America. Industry sources indicate that a number of soft tip dart manufacturers have either closed up operations in North America or are about to do so. Since the mid 1990s, the focus for those companies has been on Europe, and not North America. With the closing or substantial scaling back of manufacturers in North America, a void will be created as servicing suffers and distribution shrinks. In its first full year of production, Optima expects to be able to sell 10,000 of its products to replace existing soft tip units in North America alone with sales rising annually. In addition, the United Kingdom and other areas throughout the World that have not been receptive to electronic scoring soft tip darts because of a love for the tradition of steel tip darts, represent an enormous marketing potential for Optima. Estimates for the U.K. market alone are in excess of
60,000 commercial units.Coin revenues are split equally between Operators and tavern Owners where the machines are placed. Optima estimates, based on the
Vending Times CENSUS, 2000, that in the United States soft tip coin-operated electronic scoring dart games provide to tavern Owners and Operators annual revenue well in excess of $700 million. Notwithstanding this, however, steel tip darts have always been the traditional format for most players, and Optima will be the only manufacturer in the world of a commercially viable electronic version of the traditional game of steel tip darts. With the game of traditional steel tip darts, much as players love the game, they have to keep score manually. More importantly, management believes, based on our independent tests of available machines, in today's electronic age, new and younger players not only expect the latest in technology but their mathematical skills necessary for manual recording are lacking. The tavern Owners on the other hand would like to do away with messy chalkboards.

     With the introduction of the Optima's steel tip electronic scoring dart board, the machine's instant automatic scoring makes it more enjoyable to play traditional steel tip darts and is the type of technology that a new generation of steel tip dart players, who are computer knowledgeable, have come to expect.
Of particular significance is the fact that within the last five years in traditional steel tip markets, hand held or wall mounted electronic scorers have been introduced as an alternative to chalkboards. The scores are manually entered via a keypad similar to a calculator. The Optima system marries traditional steel tip play on a sisal target face with the growing desire for electronic score keeping.

     What sets Optima's product even further apart from other electronic scoring dart manufacturers is its "Dual Darts" system, allowing both steel tip and soft tip darts to be played on the same target face. As previously mentioned, soft tip dart manufacturers have not been able to penetrate key steel tip dart markets throughout the United States and Canada, nor have they been able to penetrate those markets in significant parts of Europe and Britain. Darts are enjoyed by many people who will not play with a plastic dart. With Optima's Dual
Darts system, there is no need to buy special darts: people who wish to use their own darts, whether steel tip or plastic tip, can do so.

                                       24

Dart Industry Participants

     At present, Optima is aware of only two other companies that are trying to design and develop a competing steel tip electronic scoring dart machine. To date, those companies have not been able to develop an effective product and therefore cannot be considered competitors. Optima is not aware of any other products in the development stage that are viable or will prove to be workable in the coin-op industry. During an intensive prototype and refinement period from September 1988 to the invention of the technology protected in the Stewart
Patent, numerous other possible technologies were pursued for steel tip darts.
None of these technologies proved viable and all required a throw away target that did not have interchangeable dart segments as our product achieved. These alternative designs cannot be easily and cost effectively maintained and serviced in the fields which is a prerequisite for any successful commercial coin-op product. Moreover, their target recognition systems would not stand up to rigorous play in a commercial tavern setting and therefore cannot be considered to be commercially viable. Our product has withstood numerous and rigorous tests, and has proven to be successful in all these areas.

Dart Leagues

     The keys to success in this market are a superior product coupled with on going league support. As an example, revenues generated by soft tip electronic scoring dart machines are directly related to the dart leagues that use them. As the soft tip market matured and as soft tip manufacturers were unable without electronic scoring steel tip technology to penetrate new geographic markets, dart league participation decreased. In 1997 there were 215,000 soft tip electronic scoring dart machines on location in the U.S. generating $760 million in revenue. Between 1997 and 1999, the numbers of units on location has declined by 15,000 units to approximately 200,000 units. Average weekly receipts per soft tip machine dropped $2.00 in 1999. More than 90% of the installed base remains in liquor licence establishments that are supported by Operator administered leagues. Accordingly recent declines in the electronic soft tip performance suggest a decrease in dart league participation which started in 1998. Of special significance to Optima, however, is the fact that steel tip dart popularity fueled the rapid deployment of soft tip dart equipment through the late 1980s and 1990s.

     The highest concentration of soft tip dart leagues continues to be in the
Mid West, Southern California, Central Florida, the Dakotas, Colorado, Montana
and Wyoming. Inroads into new geographic markets, primarily the North East and
Metropolitan New York area where steel tip darts have a loyal constituency, have not been made. In addition, all provinces in Canada and the United Kingdom,
Australia, New Zealand and Asia, have repeatedly rejected all attempts to introduce electronic scoring soft tip dart machines. The potential dart player is basically anyone who meets or exceeds the legal drinking age, 18 to 21 years depending upon jurisdiction, but the core player base consists of males and females between the ages of 28-40.

                                       25

     Industry analysis in the Vending Times CENSUS, 2000, confirms that in the near future, in order for electronic scoring dart games to expand into new markets, create new, and indeed maintain strong player participation levels in the existing mature soft tip market, it is critical that machine manufacturers:

o    develop new and existing dart products; and
o    properly structure and properly promote local and national darting organizations;
     and
o    be willing, together with Operators, to invest time and money into product promotion and league programs.

     Optima is confident that it will not only be able to create an entirely new market for electronic scoring steel tip darts, but with its Dual Darts target that also receives plastic tip darts, it will be able to capture a significant segment of the existing electronic scoring soft tip dart market as soft tip dart manufacturers shrink in the face of competition with Optima's superior product, and declining soft tip league participation. The catalyst for growth is dart leagues with Optima's dual electronic scoring dart machine as the vehicle. The soft tip electronic scoring dart machine as a vehicle has run out of gas.

     Optima's dart machine is an innovative and entirely new electronic scoring dart product. Coupled with a solid structure and the active promotion of
Optima's national dart organization, new markets will develop in untapped regions and strong player participation levels will be maintained. In addition,
Optima will maintain an Internet website for all leagues to interact, as well as to communicate with other members and groups. Optima as part of its marketing plan, will sponsor tournaments and provide prize money to stimulate the growth of leagues using its products. Strategic alliances with the breweries throughout the world will further enhance the visibility of the Optima's machine.

Distribution

     Manufacturers in this industry have utilized regional Distributors and some direct sales. There are numerous well-established distributors of all kinds of electronic coin machines in North America. Many of these Distributors operate locations as well as sell product to Operators who buy the equipment and place it on location in bars etc. This placement business carried on by local
Operators/Distributors is a purely cash business where the revenue is split between the location bar Owner and the machine Operator/Distributor. We intend to use the existing distributor network or an existing distributor, which will be an independent contractor.

     There are presently no arrangements or understandings with distributors regarding the distribution of the Optima machine as none is required. The distribution network in North America and Europe for the coin operated machines is a well established industry. Distributors purchase products demanded by the market. Our product would be sold to distributors in the business of selling coin operated products to commercial establishments. There is no need for Optima
Global to establish its own distributorship system.

     Optima initially intends to distribute its product through major
Distributors of coin operated machines in Canada and the United States. On a similar basis, it will expand to Britain and the European market as well as
Australia and New Zealand in the second year of full production. The full thrust for the rest of the world will come in the third year of full production.

                                       26

Strategies
Marketing Strategy

     Optima's strategy is to concentrate on North America in 2001 with 5,000 commercial units sold during the first year of operation. This will allow Optima to maintain a serviceable area at a reasonable cost and, at the same time, give the product the market exposure necessary to expand throughout the World.

     The primary marketing media will be trade shows and trade magazines and periodicals with reference to Optima's website on the internet:
www.optimadarts.com. Corporate brand recognition begins here. In addition, interested parties and stockholders can visit Optima's website for regular updates on company progress (cf: Newsletter).

Pricing Strategy

     Given the novelty and quality of Optima's Dual Darts system in the marketplace, prices will be marginally higher than plastic tip dart machines.
This price difference will be more than compensated for by the durability and duality of our product. Price breaks will be given based on quantities purchased, and rebates will be offered to purchasers replacing their existing units that are only capable of receiving plastic tip darts.

Promotion Strategy

     The well established distributor network in North America and Canada will be used to market the product. Optima will support the product through advertisements in standard national and international trade publications, by its appearances at trade shows and through the internet (www.optimadarts.com).

     With the exposure of its products in key markets, it will not take long for major players in the industry to take notice of Optima. Since the industry is quick to communicate successful products, the demand for Optima's products outside the United States and Canada will grow as a result.

Service and Support

     Optima's service and support are paramount to maintaining growth in the coin-op industry. Service in the first year will be handled by Optima's own technical staff based from its manufacturing location. By the second year of full production, its staff will have trained the Distributors' personnel to service their own machines.

Strategic Alliances

     Optima has forged a strategic alliance with its key electronic component supplier Realtec Corporation (Taiwan). The principal of Realtec Corporation
(Taiwan), Mr. Yi-Rong Chen, is not only Optima's Vice-President of Software and
Hardware Development, but also is the designer, developer and exclusive owner of a patented software operating system called "Ezcom", a digital 16 bit mini-computer system. Optima has the exclusive rights to use the Ezcom platform for all dart applications throughout the world. The Ezcom operating system -
powerful but economical - has significant actual and intrinsic value that will offer a powerful marketing tool for Optima. In addition, Optima will forge strategic alliances with certain key breweries to promote the product and to encourage league play. Optima also intends to establish a league management program in North America or alternatively, forge a strategic alliance with one of the existing league management systems.

                                       27

Intellectual Property Protection Strategy

     The Stewart patent is a simple electro mechanical switching device. The simplest way to understand the invention is to imagine a projectile such as a dart or a ball striking a target. The projectile hits one of many specially designed conductive alloy cups with contacts or nipples protruding from the bottom of the cups which are housed within a frame that is made up of the same alloy. The cup, which would be filled with whatever material is appropriate to the application, always freely floats within the web frame but at the same time is also in contact with the sides of the web housing (actually contact at any time between cup and web is fine). The cups and web are held at one electrical potential. Beneath them is the circuit board with contact pads held to another potential. Between the bottom of the cup and the circuit board is an air space filled with an elastic resilient cushion which separates the cup from the circuit board. When pressure of an external strike pushes the cup, the nipples touch the appropriate pad on the circuit board and the "score" is recorded electrically by the contact between the nipple and the circuit board. Once the impact has occurred, the elastic resilient cushion rebounds into its original or non-scoring position waiting for another hit to occur. The invention is very versatile and can be adapted for different types of impacts or projectiles traveling at various degrees of force for additional games in the redemption industry . Management believes that the patent has application in other industries.

     We have filed patents application for protection of the Stewart Patent in the following countries, with dates of issuance and expiration listed.:

     Country                                   Issued          Expires

1.   Australia                                 6/3/99         5/3/2015
2.   Canada                                   Pending
3.   China                                   5/2/2001         5/3/2015
4.   Europe, includes Austria, France,
     Germany, Italy, Spain and
     United Kingdom                          Pending
5.   Japan                                   Pending
6.   Mexico                                 1/11/2000         5/3/2015
7.   New Zealand                               5/3/98         5/3/2015
8.   United States                            1/23/96         5/9/2014
                                              3/25/97        8/11/2015

     "Optima Darts", "Real Darts", "Dual Darts" and their logos are unregistered trademarks of IDC. The above intellectual property and future intellectual property developed and owned by Optima will be vigorously protected from infringement. An Intellectual Property Protection Fund representing 1% of sales will be dedicated to the preservation and maintenance of Optima's exclusive
Intellectual Property Rights.

Exclusive Licences Sought Worldwide

     Where appropriate, Optima will appoint exclusive licenses within designated territories throughout the world to distribute its dart machines. Established and reputable third parties wishing to be considered as Optima's exclusive licensee within a particular territory are invited to apply for consideration through Optima's website (www.optimadarts.com).

                                       28

Research and Development
     The spending on research and development was $201 and $2,350 for the three months ended August 31, 2001 and 2000, respectively, $28,394 and $410,223 for the year ended May 31, 2001 and 2000, respectively and has been $913,679 since inception through August 31, 2001.

Key Financial Factors

     Optima's financial plan is supported and summarized by the following key financial factors:
1.   Patented Technology
2.   Non-existent steel tip and/or dual darts competition
3.   Demonstrated revenues and market acceptance from soft tip sales
4.   Strategic manufacturing relationships
5.   Existing distribution networks
6.   Experienced management
7.   Dedicated shareholders

Sales Forecasts

     Sales forecasts are primarily based on historical experience with electronic scoring soft tip sales. Optima fully expects to penetrate the traditional steel tip market while at the same time replacing existing soft tip machines. However, to preserve a conservative forecast, (a) commercial unit sales in the traditional steel tip markets represent only 53% of total projected market growth in Years 1 to 5, (b) annual sales projections for the home unit understate expectations, and (c) the significant revenues generated from the sale of replacement and component parts, have not been factored into the projection. (Financial $ figures - 000s)

------------------------------------- -------- ----------
Assumptions:
------------------------------------- -------- ----------
a. Proposed Retail Price              $2,995   $599
   (Commercial/Home)
------------------------------------- -------- ----------
b. Unit Cost (Commercial/Home)        $1,500   $300
------------------------------------- -------- ----------
c. Soft-tip Rebate per Unit           $  500
------------------------------------- -------- ----------
d. Shipping/Service/Returns % of          2%
   Gross Sales
------------------------------------- -------- ----------
e. Royalty as % of Gross Sales            4%
------------------------------------- -------- ----------
f. R&D allocated as % of Gross Sales      2%
------------------------------------- -------- ----------
g. Mkting/Ad/League Spnsrship as %        5%
   Sales
------------------------------------- -------- ----------
h. Management Bonus as % of Sales         1%
------------------------------------- -------- ----------
i. IP Protection Fund as % Sales          2%
------------------------------------- -------- ----------
j. Corporate Tax Rate                    25%
------------------------------------- -------- ----------
k. Discount Rate                         15%
------------------------------------- -------- ----------
l. Common Shares Issued                17950
------------------------------------- -------- ----------
m. Share Disposition Value (after         $5
   10 Years)
------------------------------------- -------- ----------

                                       29

Note: the above Pro Forma is for management purposes and represents Management's best estimate at the time of preparation. It has not been approved by our auditors or by our existing stockholders

Soft Tip Rebate. Optima Global intends to establish a rebate system whereby owners of existing electronic scoring dart boards using soft tip darts only can replace their existing unit with an Optima Global product that uses both soft tip darts and plastic tip darts in consideration for a money rebate either in the form of cash back or a discount to the product unit price. Owners of existing soft tip machines will be encouraged through the rebate program to buy
Optima Global's machine so that it can be used by existing patrons that use soft tip darts but also attract new patrons wanting to play on an electronic scoring machine that accepts steel tip darts.

What sets this invention apart from similar products:

(1)  that the alloy is "self lubricating" and that the cup will automatically
     "float" back to its initial position, with the aid of the resilient cushion, after it makes contact with the pad;

(2)  the simple mechanical operation of the system means the electrical switching contact, which provides the scoring capability, occurs 100% of the time;

(3)  the switching device can be made very small (e.g., 1/8" or even less) or as large as you like;

(4)  the impact necessary to move a cup can be as little as the weight of a coin drop to as great as the force of a baseball or bullet;

(5)  the switching device is rugged and can be made to withstand repeated abuse from striking, kicking, punching or other similar forms of impact.

To broaden the number of applications for this switch, the designers have added piezoelectric sensors that poll the cup and pad circuitry every 12 milliseconds to sense the rotational orientation of the target plate and to vibrationally measure if a ball or projectile hits near the target or not at all; this is referred to as " no hit detection". This is accomplished through a time delay program. Operators don't have to worry about scores not being registered due to faulty electrical switches or dirty optical switches. Should one of these cups ever not float properly, all that is required is to snap it out and wipe off any dust or dirt that might have got into the web and everything is up and running again. The application works whether projectiles are to remain in the target or not.

Following are some examples of possible future products in which we believe the
Stewart patent may have application:

1.   Ball throw games;
2.   Ball drop, coin drop games;
3.   Kiddie games the incorporate touching, striking, hitting, stomping, punching, kicking, or jumping actions
4.   Games that use projectiles that are intended to remain in the target:
     bb/pellets/bullets, archery, dartgames, blowguns;
5.   Games that use projectiles not intended to remain in the target such as baseballs, golfballs, footballs, soccer balls, metal balls etc.
6.   Basically, any other games that use other projectiles with sufficient force to impact a target.

                                       30

There are also many applications for products outside our industry. Any product that has a mechanically operated switch would be a likely candidate.

Reports To Security Holders.
     After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission.
Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street,
N.W., Washington, D.C. 20549.

     Copies of such material may be obtained by mail from the Public Reference
Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at
prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. We maintain a World Wide Website on the internet at http://www.optimaglobal.com.

PLAN OF OPERATIONS

The discussion contained in this prospectus contains "forward- looking statements" that involve risk and uncertainties. These statements may be identified by the use of terminology such as "believes", "expects", "may",
"will", or "should", or "anticipates", or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus.
Important factors that could cause or contribute to such differences include those discussed under the caption entitled "risk factors," as well as those discussed elsewhere in this prospectus. We are a development stage company with limited operations and no revenues or profit. Over the next 12 months, we hope to obtain equity financing in order to fund the production, marketing and sales of our products. At this time, we believe that our product is ready for the marketplace, but we need additional financing. At this time, our resources consist of existing cash balances and future loans from stockholders.

Results of Operations

Three months ended August 31, 2001 compared with the three months ended August
31, 2000.

Expenses
Research and Development

     Research and development expenses decreased by $2,149 from $2,350 for the three months ended August 31, 2000 to $201 for the three months ended August 31,
2001. General and Administrative Expenses

                                       31

     General and administrative expenses decreased by $7,924 from $30,901 for the three months ended August 31, 2000 to $22,977 for the three months ended
August 31, 2001. Amortization Expense

     Amortization expense increased by $3,557 from $0 for the three months ended
August 31, 2000 to $3,557 for the three months ended August 31, 2001 due to amortization of the patent which began on September 1, 2000. Year ended May 31,
2001 compared with the year ended May 31, 2000.

Expenses
Research and Development

     Research and development expense decreased by $409,635 from $438,029 for the year ended May 31, 2000 to $28,394 for the year ended May 31, 2001. The decrease was attributable to the settlement of the Realtec Corporation transfer of technology.

General and Administrative Expenses

     General and administrative expenses decreased by $33,841 from $127,346 for the year ended May 31, 2000 to $93,505 for the year ended May 31, 2001. This decrease was due to Amortization Expense

     Amortization expense increased by $11,689 from $0 for the year ended May
31, 2000 to $11,689 for the year ended May 31, 2001 due to amortization of the patent which began on September 1, 2000.

Liquidity and Capital Resources

All financing to date has been through private investment capital and government grants from the Federal Government of Canada and the Provincial Government of
Ontario. There are presently no material commitments for capital expenditures, or leases or other agreements.

During the three months ended August 31, 2001, Optima's operations used approximately $5,000 in cash and received approximately $51,000 in borrowings.
Cash required during the period was obtained from cash on hand and from these borrowings.

During the year ended May 31, 2001, Optima's operations used approximately
$60,000 in cash and received approximately $32,000 in borrowings. Cash required during the year was obtained from cash on hand and from these borrowings.

DESCRIPTION OF PROPERTY

Optima will lease a facility of approximately 15,000 square feet to meet its initial assembly requirements. Opportunities to expand Optima's assembly facilities will be canvassed in the first year of production. In view of the advantages of the low Canadian dollar, which has current value of approximately
$.65 U.S. and the North American Free Trade Agreement (NAFTA), Optima will set up a manufacturing facility in the Niagara area of Ontario, Canada, with easy access to U.S. and world markets. Currently, Optima Global's testing offices are at 50 William Street, Unit 1 in St. Catharines, Ontario. The verbal lease is on a month to month basis at the gross rent of $300.00 per month. Optima Global is presently negotiating the set up of a manufacturing/assembly facility at 485
Eastchester Avenue, St. Catharines, Ontario, Canada.

                                       32

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any transactions with our officers, directors, persons nominated for such positions, beneficial owners of 5% or more of our common stock. In 2000, through an agreement attached to this registration statement, called the High Flyte Agreement, we acquired the rights to exploit the Stewart
Patent and Trademarks related to the Stewart Patent. Under the terms of the agreement, High Flyte Ltd., the owner of the Stewart Patent, granted the exclusive rights to manufacture, market, sell, advertise or otherwise distribute the application(s), of the product throughout the world, specifically the Optima
Dart Board, and an exclusive right to use the intellectual property related to the products, for a period of 10 years from the September 1, 2000, expiring
September 1, 2010, renewable for two 5 year terms thereafter . In exchange, High
Flyte Ltd. is to receive royalties payable on a quarterly basis, of 4% of the gross sales of all commercial and non-commercial units, and 15% of gross sales of parts. There exists a loan from High Flyte that is non-interest bearing, unsecured, with no set terms of repayment. The Company, under its license agreement with High Flyte International Ltd., is required to pay quarterly royalty fees upon sale of its product. The royalty fees due will be offset with the loan receivable.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.
     Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTCBB, once our registration statement has cleared comments of the Securities and Exchange Commission, if ever. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

Penny Stock Considerations.

     Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange
Commission. Penny stocks generally are equity securities with a price of less than US$ 5.00. As long as the trading price of the common stock is less than
$5.00 per share, the common stock will be subject to rule 15g-9 under the securities exchange act of 1934, as amended (the "1934 act"). Such a stock price could also cause the common stock to become subject to the SEC's "penny stock"
rules and the securities enforcement and penny stock reform act of 1990. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker- dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

                                       33

     These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders.

     As of September 30, 2001, there were approximately 697 holders of record of our common stock.

Dividends.
     We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.
We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

EXECUTIVE COMPENSATION
Summary Compensation Table

                                     Compensation            Long         Term        Compensation  All
Name and Principle         Year      Bonus    Other Annual   Restricted   Securities  LTIP          Other
Position                                      Compensation   Stock        Underlying  Payouts
                                                             Award(s)     Options
                                                             Compenation
Mark F. Stewart,           2000        0        0                 0            0                     0
President                  1999        0        0                 0            0                     0
                           1998        0        0                 0            0                     0

Robert F. Morningstar,     2000        0        0                 0            0                     0
Secretary,Treasurer        1999        0        0                 0            0                     0
                           1998        0        0                 0            0                     0

Mr. Robert Shiels,         2000        0        0                 0            0                     0
Vice President             1999        0        0                 0            0                     0
                           1998        0        0                 0            0                     0

Angelo Bonetta             2000        0        0                 0            0                     0
Vice President             1999        0        0                 0            0                     0
                           1998        0        0                 0            0                     0

Yi-Rong Chen               2000        0        0                 0            0                     0
Vice President             1999        0        0                 0            0                     0
                           1998        0        0                 0            0                     0

The company has not paid any compensation to the directors, as all of their time and efforts are contributed services. At this time, we have not entered into any employment agreements with any employees.

                                       34

FINANCIAL SUMMARY INFORMATION.

You should read carefully all the information in this prospectus, including the financial statements and their explanatory notes.

                    OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)
                            (A DELAWARE CORPORATION)
                               Palm Beach, Florida
            --------- -------------------------------------- -------
                                FINANCIAL REPORTS
                                       AT
                                 AUGUST 31, 2001
            --------- -------------------------------------- -------

                                       35

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida

TABLE OF CONTENTS

Interim Independent Auditors' Report                           1

  Consolidated Balance Sheet at August 31, 2001                2

  Consolidated Statements of Changes in Stockholders'
   Equity for the
    Three Months Ended August 31, 2001 and 2000                3

  Consolidated Statements of Operations and Comprehensive
   Income for the
    Three Months Ended August 31, 2001 and 2000 and for the
     Period from Date of Inception (May 28, 1990) though
     August 31, 2001                                           4

  Consolidated Statements of Cash Flows for the
   Three Months Ended
    August 31, 2001 and 2000 and for the Period from
     Date of Inception (May 28, 1990) through August 31, 2001  5

Year End Independent Auditors' Report                          6

  Consolidated Balance Sheets at May 31, 2001 and 2000         7

  Consolidated Statements of Changes in Stockholders'
   Equity for the Years Ended May 31, 2001 and 2000 and
    for the Period from Date of Inception(May 28, 1990)
     through May 31, 2001                                     8-10

  Consolidated Statements of Operations and Comprehensive
   Income for the
    Years Ended May 31, 2001 and 2000 and for the Period
     from Date of Inception
     (May 28, 1990) though May 31, 2001                        11

  Consolidated Statements of Cash Flows for the Years
   Ended May 31, 2001 and 2000 and for the Period from
   Date of Inception (May 28, 1990) through May 31, 2001       12

  Notes to Financial Statements                              13-17

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Optima Global Corporation and Subsidiary
Palm Beach, Florida

     We have audited the accompanying consolidated balance sheet of Optima
Global Corporation and Subsidiary (A Development Stage Company) (A Delaware
Corporation) as of August 31, 2001, and the related consolidated statements of changes in stockholders' equity, operations and comprehensive income, and cash flows for the three months then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Optima
Global Corporation and Subsidiary as of August 31, 2001, and the results of its operations and its cash flows for the three months then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming Optima
Global Corporation and Subsidiary (A Development Stage Company) (A Delaware
Corporation) will continue as a going concern. As more fully described in Note
K, the Company has incurred losses that have resulted in a retained deficit.
This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note B, the financial statements have been restated to give effect to services contributed by stockholders of the Company.

/s/ Rotenberg & Company, LLP

Rotenberg & Company, LLP
Rochester, New York
October 25, 2001

                                      - F1-

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------
                                                               (In U.S. Dollars)
                                                                      August 31,
                                                                            2001
--------------------------------------------------------------------------------

ASSETS

Current Assets
Cash and Cash Equivalents                                             $ 106,767
Accounts Receivable                                                         314
--------------------------------------------------------------------------------
Total Current Assets                                                    107,081

Investment
Loan Receivable                                                          50,603

Other Assets
Patent Licenses                                                         138,737
--------------------------------------------------------------------------------
Total Assets                                                          $ 296,421
--------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Liabilities                              $   6,505
--------------------------------------------------------------------------------
Total Current Liabilities                                                 6,505

Notes Payable                                                            89,078
--------------------------------------------------------------------------------
Total Liabilities                                                        95,583
--------------------------------------------------------------------------------
Stockholders' Equity
Common Stock: $.001 Par; 50,000,000 Shares Authorized;
                         17,950,000 Issued and Outstanding               17,950
Additional Paid-In Capital                                            1,749,483
Deficit Accumulated During Development Stage                         (1,550,412)
Accumulated Other Comprehensive Loss                                    (16,183)
--------------------------------------------------------------------------------
Total Stockholders' Equity                                              200,838
--------------------------------------------------------------------------------

Total Liabilities and Stockholders' Equity                            $ 296,421

--------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F2 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THREE MONTHS
ENDED AUGUST 31, 2001 AND 2000

-----------------------------------------------------------------------------------------------------------------------
                                                               (In U.S. Dollars)
                                                                           Deficit
                                                  Common                  Accumulated     Accumulated
                                                  Stock      Additional     During          Other          Total
                                  Number          $.001      Paid-In      Development     Comprehensive   Stockholders'
                                 of Shares       Par Value   Capital        Stage         Income (Loss)    Equity
-----------------------------------------------------------------------------------------------------------------------
Balances - May 31, 2000
 (Restated)                      17,950,000     $ 17,950    $ 1,663,620   $ (1,386,862)   $ (9,709)      $284,999
Contributed Services                                             17,627                                    17,627
Net Loss                                                                       (32,322)                   (32,322)
Other Comprehensive Income                                                                    5,371          5,371
-----------------------------------------------------------------------------------------------------------------------
Balances - August 31, 2000
 (Restated)                      17,950,000       17,950      1,681,247     (1,419,184)     (4,338)       275,675
-----------------------------------------------------------------------------------------------------------------------
Balances - May 31, 2001          17,950,000       17,950      1,732,490     (1,522,068)    (16,215)       212,157
Contributed Services                                             16,993                                    16,993
Net Loss                                                                       (28,344)                   (28,344)
Other Comprehensive Income                                                                       32             32
-----------------------------------------------------------------------------------------------------------------------
Balances - August 31, 2001       17,950,000     $ 17,950    $ 1,749,483   $ (1,550,412)   $(16,183)       $200,838
-----------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F3 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

                                                               (In U.S. Dollars)

                                     Period From
                                   Date of Inception   Three Months Ended August 31,
                                    (May 28, 1990)     ------------------------------
                                        Through                  (Restated)
                                    August 31, 2001        2001              2000
--------------------------------------------------------------------------------------
Revenues                              $        --      $         --      $         --
--------------------------------------------------------------------------------------
Expenses
Organizational Costs                        9,148                --                --
Research and Development                  913,679               201             2,350
General and Administrative Expense      1,113,630            22,977            30,901
Amortization Expense                       15,246             3,557                --
--------------------------------------------------------------------------------------
Total Expenses                          2,051,703            26,735            33,251
--------------------------------------------------------------------------------------
Net Loss From Operations               (2,051,703)          (26,735)          (33,251)

Other Income (Expense)
Interest Income (Expense), net             54,178            (1,609)              929
Royalty Settlement (Note H)               447,113                --                --
--------------------------------------------------------------------------------------
Net Loss                               (1,550,412)          (28,344)          (32,322)

Other Comprehensive (Loss) Income,
   Net of Income Tax
Foreign Currency Translation              (16,183)               32             5,265

--------------------------------------------------------------------------------------
Comprehensive Loss for the Period     $(1,566,595)     $    (28,312)     $    (27,057)
--------------------------------------------------------------------------------------
Weighted Average of Common Shares
   Outstanding                         17,927,926        17,950,000        17,950,000

Net Loss per Common Share - Basic
   and Diluted                        $     (0.09)     $       0.00      $       0.00
--------------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F4 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
                                                               (In U.S. Dollars)

                                          Period From       Three Months Ended
                                       Date of Inception        August 31,
                                       (May 28, 1990)    -----------------------
                                           Through             (Restated)
                                       August 31, 2001     2001         2000
--------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Loss for the Period                    $(1,550,412)  $ (28,344)  $  (32,274)
Adjustments:
Organizational Costs                             9,148          --          --
Contributed Services                           494,743      16,993      17,627
Amortization Expense                            15,246       3,557          --
Changes:
Accounts Receivable                               (332)         --         (710)
Accounts Payable and Accrued Liabilities         6,682       3,021       (4,631)
--------------------------------------------------------------------------------
Net Cash Flows from Operating Activities    (1,024,925)     (4,773)     (19,988)
--------------------------------------------------------------------------------
Cash Flows from Investing Activities
Loan Receivable Advances                       (51,822)     (2,240)      (1,407)
Proceeds from Borrowings                        89,549      52,949       13,537
Patent Licenses                               (157,895)         --           --
--------------------------------------------------------------------------------
Net Cash Flows from Investing Activities      (120,168)     50,709       12,130
--------------------------------------------------------------------------------
Cash Flows from Financing Activities
Proceeds from Issuance of Common Stock       1,263,542          --           --
--------------------------------------------------------------------------------
Net Cash Flows from Financing Activities     1,263,542          --           --
--------------------------------------------------------------------------------
Effect of Exchange Rate Changes on
 Cash and Cash Equivalents                     (11,682)         12        1,670
--------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and
   Cash Equivalents                            106,767      45,948       (6,188)

Cash and Cash Equivalents -
   Beginning of Period                              --      60,819       90,940
--------------------------------------------------------------------------------
Cash and Cash Equivalents -
   End of Period                           $   106,767   $ 106,767   $   84,752
--------------------------------------------------------------------------------
NON-CASH FINANCING ACTIVITIES
Royalty Settlement with Realtec            $   447,113   $      --   $       --
Organizational Costs Paid by Stockholders
  in Exchange for Common Stock                  (9,148)         --           --
Common Stock Issued                              9,148          --           --
--------------------------------------------------------------------------------
                                           $   447,113   $      --   $       --
--------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F5 -

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Optima Global Corporation and Subsidiary
Palm Beach, Florida

     We have audited the accompanying consolidated balance sheets of Optima
Global Corporation and Subsidiary (A Development Stage Company) (A Delaware
Corporation) as of May 31, 2001 and 2000, and the related consolidated statements of changes in stockholders' equity, operations and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Optima
Global Corporation and Subsidiary as of May 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming Optima
Global Corporation and Subsidiary (A Development Stage Company) (A Delaware
Corporation) will continue as a going concern. As more fully described in Note
K, the Company has incurred losses that have resulted in a retained deficit.
This condition raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note B, the financial statements have been restated to give effect to services contributed by stockholders of the Company.

/s/ Rotenberg & Company, LLP

Rotenberg & Company, LLP
Rochester, New York
September 7, 2001

                                     - F6 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
                                                              (In U.S. Dollars)
                                                                     (Restated)
May 31,                                                   2001           2000
-------------------------------------------------------------------------------
ASSETS

Current Assets
Cash and Cash Equivalents                               $ 60,819       $ 90,940
Accounts Receivable                                          314          1,100
-------------------------------------------------------------------------------
Total Current Assets                                      61,133         92,040

Investment
Loan Receivable                                           48,355         45,210

Other Assets
Patent Licenses                                          142,272        157,895
-------------------------------------------------------------------------------
Total Assets                                           $ 251,760      $ 295,145
-------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Liabilities               $   3,483      $  10,146
-------------------------------------------------------------------------------
Total Current Liabilities                                  3,483         10,146

Notes Payable                                             36,120           --
-------------------------------------------------------------------------------
Total Liabilities                                         39,603         10,146

-------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F7 -

Stockholders' Equity
Common Stock: $.001 Par; 50,000,000 Shares Authorized;
              17,950,000 and 17,940,000 Issued and
              Outstanding at May 31, 2000 and 1999,
              respectively                                17,950         17,950

Additional Paid-In Capital                             1,732,490      1,663,620
Deficit Accumulated During Development Stage         (1,522,068)    (1,386,862)
Accumulated Other Comprehensive Income (Loss)           (16,215)        (9,709)
-------------------------------------------------------------------------------
Total Stockholders' Equity                               212,157        284,999
-------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity             $ 251,760      $ 295,145
-------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F8 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
MAY 31, 2001 AND 2000 AND FOR THE PERIOD FROM DATE OF INCEPTION (MAY 28, 1990)
THROUGH MAY 31, 2001 - RESTATED
-----------------------------------------------------------------------------------------------------------------------
                                                               (In U.S. Dollars)

                                                                            Deficit
                                                   Common                 Accumulated     Accumulated
                                                   Stock     Additional     During          Other            Total
                                   Number          $.001     Paid-In      Development     Comprehensive   Stockholders'
                                 of Shares       Par Value   Capital        Stage         Income (Loss)      Equity
----------------------------------------------------------------------------------------------------------------------

Inception - May 28, 1990         $   --       $   --      $   --          $     --          $      --        $      --

Issuance of Common Stock
 - Canadian Corporation           1,072,161       1,072        1,169,995                                     1,171,067

Issuance of Common Stock
 - U.S. Corporation               9,166,012       9,166           58,763        (9,148)                         58,781

Issuance of Common Stock in
 Connection With Recapitalization
 of Company                       7,701,827       7,702          (7,702)                                          --

Contributed Services                                             338,372                                       338,372

Net Loss for the Period (Restated)                           (1,265,008)                                   (1,265,008)

Other Comprehensive Income (Loss)                                                             (3,539)          (3,539)
----------------------------------------------------------------------------------------------------------------------
Balances - May 31, 1999
 (Restated)                      17,940,000      17,940        1,559,428    (1,274,156)       (3,539)          299,673

Issuance of Common Stock              8,000           8           26,970                                        26,978

Issuance of Common Stock              2,000           2            6,714                                         6,716

Contributed Services                                              70,508                                        70,508

Net Loss (Restated)                                                           (112,706)                      (112,706)

Other Comprehensive Income (Loss)                                                             (6,170)          (6,170)
----------------------------------------------------------------------------------------------------------------------
Balances - May 31, 2000
 (Restated)                      17,950,000    $ 17,950       $1,663,620   $(1,386,862)     $ (9,709)        $ 284,999
----------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F9 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
MAY 31, 2001 AND 2000 AND FOR THE PERIOD FROM DATE OF INCEPTION (MAY 28, 1990)
THROUGH MAY 31, 2001 - Restated - continued
----------------------------------------------------------------------------------------------------------------------
                                                                 (In U.S. Dollars)
                                                                            Deficit
                                                   Common                 Accumulated     Accumulated
                                                   Stock     Additional     During           Other            Total
                                   Number          $.001     Paid-In      Development     Comprehensive   Stockholders'
                                 of Shares       Par Value   Capital        Stage         Income (Loss)      Equity
----------------------------------------------------------------------------------------------------------------------
Balances - May 31, 2000          17,950,000   $  17,950      $ 1,663,620   $(1,386,862)   $   (9,709)      $   284,999

Contributed Services                                              68,870                                        68,870

Net Loss                                                                      (135,206)                      (135,206)

Other Comprehensive Income (Loss)                                                             (6,506)          (6,506)
----------------------------------------------------------------------------------------------------------------------
Balances - May 31, 2001          17,950,000   $  17,950      $ 1,732,490   $(1,522,068)   $  (16,215)      $   212,157
----------------------------------------------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F10 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
                                                               (In U.S. Dollars)

                                       (Restated)
                                      Period From
                                      Date of Inception
                                       (May 28, 1990)      Years Ended May 31,
                                      -----------------------------------------
                                        Through                      (Restated)
                                      May 31, 2001         2001         2000
-------------------------------------------------------------------------------
Revenues                              $   --            $   --       $   --
-------------------------------------------------------------------------------
Expenses
Organizational Costs                      9,148             --           --
Research and Development                913,478          28,394         438,029
General and Administrative Expense    1,090,653          93,505         127,346
Amortization Expense                     11,689          11,689          --
-------------------------------------------------------------------------------
Total Expenses                        2,024,968         133,588         565,375
-------------------------------------------------------------------------------
Net Loss From Operations            (2,024,968)       (133,588)       (565,375)

Other Income (Expense)
Interest Income                          55,787         (1,618)           5,556
Royalty Settlement (Note H)             447,113           --            447,113
-------------------------------------------------------------------------------
Net Loss                            (1,522,068)       (135,206)       (112,706)

Other Comprehensive Income (Loss),
 Net of Income Tax
Foreign Currency Translation            (16,215)        (6,506)         (6,170)
-------------------------------------------------------------------------------
Comprehensive Income (Loss)
 for the Period                    $(1,538,283)     $ (141,712)      $(118,876)
-------------------------------------------------------------------------------
Weighted Average of Common Shares
 Outstanding                         17,927,421      17,950,000      17,945,502

Net Loss per Common Share
 - Basic and Diluted                $    (0.09)     $    (0.01)      $   (0.01)

-------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F11 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
                                                     (In U.S. Dollars)
                                       (Restated)
                                       Period From
                                      Date of Inception
                                       (May 28, 1990)      Years Ended May 31,
                                      -----------------------------------------
                                        Through                      (Restated)
                                      May 31, 2001       2001           2000
-------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net Loss for the Period               $ (1,522,068)   $(135,206)     $(112,706)
Adjustments:
Organizational Costs                          9,148      --              --
Contributed Services                        477,750       68,870         70,508
Amortization Expense                         11,689       11,689         --
Changes:
Accounts Receivable                           (332)          768        (1,112)
Accounts Payable and Accrued Liabilities      3,661      (6,485)          8,434
-------------------------------------------------------------------------------
Net Cash Flows from Operating
 Activities                             (1,020,152)     (60,364)       (34,876)
-------------------------------------------------------------------------------
Cash Flows from Investing Activities
Loan Receivable (Advances) Repayments      (49,582)      (4,372)          9,212
Proceeds from Borrowings                     36,600       36,600          --
Patent Licenses                           (157,895)        --          (15,475)
-------------------------------------------------------------------------------
Net Cash Flows from Investing
 Activities                               (170,877)       32,228        (6,263)
-------------------------------------------------------------------------------
Cash Flows from Financing Activities
Proceeds from Issuance of Common Stock    1,263,542        --            33,575
-------------------------------------------------------------------------------
Net Cash Flows from Financing
 Activities                               1,263,542       --             33,575
-------------------------------------------------------------------------------
Effect of Exchange Rate Changes on
 Cash and Cash Equivalents                 (11,694)      (1,985)        (1,981)
-------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and
 Cash Equivalents                            60,819     (30,121)        (9,545)

Cash and Cash Equivalents
 - Beginning of Period                       --           90,940        100,485
-------------------------------------------------------------------------------
Cash and Cash Equivalents
 - End of Period                      $      60,819    $  60,819      $  90,940
-------------------------------------------------------------------------------
NON-CASH FINANCING ACTIVITIES
Royalty Settlement with Realtec       $     447,113    $   --         $ 447,113
Organizational Costs Paid by
 Stockholders
  in Exchange for Common Stock              (9,148)       --              --
Common Stock Issued                           9,148       --              --
-------------------------------------------------------------------------------
                                      $     447,113    $  --          $ 447,113
-------------------------------------------------------------------------------

    The accompanying notes are an integral part of this financial statement.

                                     - F12 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note A -  The Company
          The original Company was incorporated under the laws of the state of
          Delaware on May 31, 2000 as Real Darts International, Inc.
          Subsequently, the Company's name changed to Optima 2000, Inc., then
          Optima International, Inc., and then on September 27, 2000 the name of the corporation was changed to Optima Global Corporation. The Company is authorized to issue 50,000,000 shares of $.001 par value common stock.

          Recapitalization
          On November 30, 2000, the Company exchanged shares with International
          Dart Corporation (formerly known as Real Darts International, Inc.), an Ontario, Canada Corporation.  In the merger of the Ontario
          Corporation into the Delaware Corporation, the Company issued
          8,802,088 common shares that were exchanged for 1,100,261 shares of the Ontario Corporation on an eight for one basis.  Following this transaction the Company received one share of the Ontario Corporation, a 100% ownership interest.

          In this merger transaction no shares were issued to any person who was not already  known to the  Company  nor were any shares  issued as any consideration  for soliciting the exchange.  The Company  acquired the
          Ontario  Corporation  because  it  wanted  to  purchase  the  licensed technology of High Flyte International Ltd.'s research and development of its electronic scoring dartboards of the Ontario Corporation.

          The business combination described above has been accounted for as a recapitalization of the Company. Accordingly, the financial statements for all periods presented reflect the historical activity of the
          Canadian operating company.

          The Company's registered office is located in Palm Beach, Florida. The
          Company's principal executive office is located in St. Catherines,
          Ontario Canada.

          Scope of Business
          The Company has developed technology allowing dart players to use steel tip darts on a circular dartboard that has a device built in that automatically records the player score.

Note B -  Summary of Significant Accounting Policies

          Method of Accounting
          The Company maintains its books and prepares its financial  statements on the accrual basis of accounting.

          Principles of Consolidation
          The consolidated financial statements include the accounts of the
          Company and its subsidiary, International Dart Corporation (formerly known as Real Darts International, Inc.). All significant intercompany balances and transactions have been eliminated in the consolidation.

                                                                   - continued -

                                     - F13 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
(A DELAWARE CORPORATION)
Palm Beach, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note B -  Summary of Significant Accounting Policies - continued

          Development Stage
          The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its services.  The Company prepares its financial statements in accordance with the requirements of Statement of
          Financial Accounting Standards  No. 7,  Accounting and Reporting by
          Development Stage Enterprises.

          Cash and Cash Equivalents
          Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents at financial institutions that periodically may exceed federally insured amounts.

          Foreign Currency Translation
          The Company's foreign operations are measured using the local currency as the functional currency. Assets and liabilities are translated at exchange rates as of the balance sheet date. Revenues, expenses and cash flows are translated at weighted average rates of exchange in effect during the year. The resulting cumulative translation adjustments have been recorded as a separate component of
          stockholders' equity and comprehensive income. Foreign currency transaction gains and losses are included in comprehensive income
          (loss).

          Research and Development
          Research and development expenses represent contract engineering costs and are charged against operations as incurred.

          Loss Per Common Share
          Loss per common share is computed in accordance with SFAS No. 128,
          "Earnings Per Share," by dividing income available to common stockholders by weighted average number of common shares outstanding for each period.

          Use of Estimates
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period.  Actual results can differ from those estimates.

                                                                   - continued -

                                     - F14 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note B -  Summary of Significant Accounting Policies - continued

          Income Taxes
          The Company accounts for income taxes in accordance with SFAS No. 109
          "Accounting for Income Taxes," using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.
          This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in the income tax rates upon enactment.  Deferred  tax assets arising from net operating losses incurred during the development stage have been fully reserved against due to the uncertainty as to when or whether the tax benefit will be realized.  At August 31, 2001 and May 31, 2001, the Company has
          incurred net operating  losses available to offset future income taxes of approximately $1,550,000 and $1,522,000, respectively.  The net operating losses will begin to expire in 2015.

          Financial Instruments
          The Company's financial instruments consist of cash, long-term investments, and accounts payable.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.  The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

          Impairment of Assets
          In accordance with Statement of Financial Accounting Standards No.
          121, Accounting for the Impairment of Long-Lived Assets and Long-Lived
          Assets to Be Disposed Of, the Company assesses all long-lived assets for impairment at least annually or whenever events or circumstances indicate that the carrying amount may not be recoverable.

          Reclassifications
          Certain amounts in the prior period financial statements have been reclassified to conform with the current year presentation.

          Basis of Presentation
          In 2001, after giving consideration to guidance provided by SEC Staff
          Accounting Bulletin (SAB) Topic 5T, "Accounting for Expenses or
          Liabilities Paid by Principal  Stockholders", the Company recognized certain expenses contributed by stockholders of the Company. These changes increased total expenses by $17,627 for the three months ended
          August 31, 2000 and $408,880 for the period from inception to date through May 31, 2000, which includes $70,508 for the year ended May
          31, 2000 and increased additional paid-in-capital by $17,627  and
          $408,880 at August 31, 2000 and May 31, 2000, respectively

Note C -  Loan Receivable
          The loan receivable from High Flyte International Ltd., a related party by virtue of common stockholders, is non-interest bearing, unsecured, with no set terms of repayment.  The Company, under its license agreement with High Flyte International Ltd., is required to pay quarterly royalty fees upon sale of its product. The royalty fees due will be offset with the loan receivable.

                                     - F15 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note D -  Patents - License
          The Company has been granted the exclusive license to a patented electro-mechanical switching device. Costs associated with the patent license are recorded at cost.  Amortization is being charged on a straight-line basis to operations over the life of the patent.
          Accumulated amortization was $15,000, $-0-, $12,000 and $-0- at August
          31, 2001 and 2000 and May 31, 2001 and 2000, respectively.

Note E -  Delaware State Franchise Taxes Payable and Accrued
          All corporations formed under Delaware State law, whether active or inactive, are subject to annual minimum Delaware State franchise taxes and filing fees.

Note F -  Notes Payable
          The company has issued notes payable with an interest rate of 15%. The notes mature on the date that the Company obtains approval to trade on the NASDAQ Bulletin Board.  The notes are convertible at the option of the Company into shares of the Company's common stock at a rate of 75%
          of the opening trading price if less than $10,000 was invested or at a rate of 65% of the opening trading price if $10,000 or more  was invested.

Note G -  Stockholders' Equity
          Common Stock
          The Company's Securities are not registered under the Securities Act of 1933 and, therefore, no offering may be made which would constitute a "Public Offering" within the meaning of the United States Securities
          Act of 1933, unless the shares are registered pursuant to an effective registration statement under the Act.

          The stockholders may not sell, transfer, pledge or otherwise dispose of the common shares of the company in the absence of either an effective registration statement covering said shares under the 1933
          Act and relevant state securities laws, or an opinion of counsel that registration is not required under the Act or under the securities laws of any such state.

Note H -  Non-Monetary Transaction
          On January 1, 2000 the Company signed a settlement agreement with
          Realtec Corporation Canada, Inc. related to minimum royalty payments due under an agreement signed May 22, 1998. Included in other income is $447,113 for the period from date of inception (May 28, 1990)
          through August 31, 2001, representing the fair market value of the full ownership interest in all tooling, patent development costs, research and development, and technology components related to its'
          product.

Note I -  Business Concentrations
          The Company is dependent upon a vendor to supply the technology and produce the product that the Company plans to distribute.  Failure to maintain a working relationship with this supplier could have an adverse material impact on the Company's business.

                                     - F16 -

OPTIMA GLOBAL CORPORATION AND SUBSIDIARY
(A Development Stage Company)
(A Delaware Corporation)
Palm Beach, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note J -  Name Change
          Subsequent to the May 31, 2000 year-end, the Board of Directors approved a change of the Subsidiary's  name from Real Darts
          International, Inc. to International Dart Corporation.

Note K -  Going Concern
          The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of approximately  $1,550,000 for the period from date of inception (May 28, 1990) through August
          31, 2001 and $1,522,000 for the period from date of inception (May 28,
          1990) through May 31, 2001.

          The Company's continued existence is dependent upon its ability to raise capital or to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

          Management's plans with regard to the development stage losses and the stockholders' deficit are to generate sufficient cash through additional private shareholder capital contributions and to use existing cash balances.

Note L -  Subsequent Event
          Subsequent to the year ending May 31, 2001, the Company issued notes payable of approximately $50,000 with an interest rate of 15%. The notes mature on the date that the Company obtains approval to trade on the NASDAQ Bulletin Board.  The notes are convertible at the option of the Company into shares of the Company's common stock at a rate of 75%
          of the opening trading price if less than $10,000 was invested or at a rate of 65% of the opening trading price if $10,000 or more was invested.

                                     - F17 -

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE
The accounting firm of Rotenberg & Company, LLP, Certified Public Accountants
and Consultants audited our financial statements. Since inception, we have had no changes in or disagreements with our accountants.

---------
Dealer Prospectus Delivery Obligation Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED TO BE INCLUDED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our bylaws provide for indemnification of each person, including the heirs, executors, administrators, or estate of such person, who is or was director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys' fees, arising out of his or her status as a director, officer, agent, employee or representative.
The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons, including officers and directors, who were or are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful.

A Delaware  corporation may indemnify  officers and directors in an action by or in the  right of the  corporation  under  the same  conditions,  except  that no indemnification  is  permitted  without  judicial  approval  if the  officer  or director  is  adjudged  to be liable to the  corporation.  Where an  officer  or director is  successful  on the merits or otherwise in the defense of any action referred to above,  the corporation must indemnify him against the expenses that
such  officer  or  director  actually  and  reasonably   incurred.   Insofar  as
indemnification  for liabilities arising under the Securities Act of 1933 may be permitted to directors,  officers or persons  controlling an issuer  pursuant to
the  foregoing   provisions,   the  opinion  of  the  Commission  is  that  such
indemnification  is against  public policy as expressed in the Securities Act of
1933 and is therefore unenforceable.

                                       36

RECENT SALES OF UNREGISTERED SECURITIES

We issued a total of 17,950,000 shares of our common stock (at $.001 par value)
at formation to our shareholders. In completing this transaction we relied upon
Securities Act Section 3(a)(9) because the shares we issued in our merger were issued exclusively to our existing security holders and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange. In addition, we relied upon the exemption from Registration provided in Section 4(2) of the Securities Act because the merger transaction did not involve a public offering.
     On November 30, 2000, we issued a total of 8,802,088 shares of our common stock (at $.001 par value) in connection with a merger with International Dart
Corporation, an Ontario corporation. We exchanged our shares for 1,072,161 shares of the Ontario corporation (which amounted to 100% of the total shares outstanding of the Ontario corporation) on an 8 to 1 basis. In completing this transaction we relied upon Securities Act Section 3(a) (9) because the shares we issued in our merger were issued exclusively to our existing security holders and no commission or other remuneration was paid or given directly or indirectly for soliciting the exchange. In addition, we relied upon the exemption from
Registration provided in Section 4(2) of the Securities Act because the merger transaction did not involve a public offering. We had a preexisting relationship with each recipient of the shares since they were our existing shareholders.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     a.   Include any prospectus required by Section 10(a)(3) of the Securities
          Act of 1933;
     b.   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information  in the registration statement;
     c.   Include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that Remain unsold at the end of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                       37

5. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                       38

EXHIBITS

----------------- --------------------------------------------------------------
 EXHIBIT NUMBER                    EXHIBIT DESCRIPTION
----------------- --------------------------------------------------------------
        2.1        Share Exchange Agreement between Optima Global Corporation
                     (a Delaware Corporation) and International Dart Corporation
                     (a company organized under the laws of Ontario, Canada)
----------------- --------------------------------------------------------------
        3(ii)      Bylaws**
----------------- --------------------------------------------------------------
         5         Legal Opinion of Andreas Kelly, P.A.
----------------- --------------------------------------------------------------
        10.1       Agreement between High Flyte  International LTD. and Optima
                     Global Corporation**
----------------- --------------------------------------------------------------
        10.2       U.S. Certificate(s) of Patent**
----------------- --------------------------------------------------------------
        10.3       Certificate of Incorporation
                     as RealDarts International, Inc.**
                   Certificate of Amendment changing name from RealDarts
                     International, Inc. to Optima 2000, Inc.**
                   Certificate of Amendment changing name from Optima 2000, Inc.
                     to Optima International, Inc.**
                   Certificate of Amendment changing name from Optima
                     International, Inc. to Optima Global Corporation.**
----------------- --------------------------------------------------------------
        10.4       Written consent of Directors to Organize RealDarts
                     International, Inc.**
                   Written Consent of Incorporator to Elect Board of Directors
                     for RealDarts International, Inc.**
                   Resolution of Appointment as Transfer Agent and Registrar.**
                   Resolution of Appointment as Dividend Disbursing Agent.**
                   New Appointment Information of Olde Monmouth Stock Transfer
                     Co., Inc.**
                   Certificate Order Information Sheet**
                   Abbreviated Form 211**
----------------- --------------------------------------------------------------
        10.5       Share Exchange agreement between Optima Global Corporation and International Dart Corporation**
----------------- --------------------------------------------------------------
        10.6       Articles of Merger**
----------------- --------------------------------------------------------------
         21        List of Subsidiaries
----------------- --------------------------------------------------------------
         23        Consent of Counsel (included in Exhibit 5)
----------------- --------------------------------------------------------------
**Denoted previously filed: File number 333-55580

                                       39

                                POWER OF ATTORNEY

The Registrant and each person whose signature appears below hereby appoints
Andreas M. Kelly as attorney-in-fact with full power of substitution, to execute in the name and on behalf of the Registration and each such person, individually and in each capacity stated below, one or more amendments, including post-effective amendments, to this Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this Registration Statement with the Commission.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto
Province of Ontario, Canada on February 12, 2001.

                                         (Optima Global Corporation )

                                         /s/ Mark F. Stewart
                                         By: Mark F. Stewart
                                         Title: President, Chief Executive
                                                   Officer, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Mark F. Stewart
By: Mark F. Stewart
Title: President, Chief Executive Officer, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

/s/ Robert F. Morningstar
By: Robert F. Morningstar
Title: Secretary/ Treasurer and Director

/s/ Robert Shiels
By: Robert Shiels
Title: Vice President of Sales and Marketing and Director

/s/ Angelo Bonetta
By: Angelo Bonetta
Title: Vice President of Operations and Director

/s/ Yi-Rong Chen
By: Yi-Rong Chen
Title Vice President of Software and Hardware Development and Director

                                         (Date)  November 5, 2001

                                       40